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Exhibit 10.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF RECAPITALIZATION

dated as of

March 25, 1994

among

       UAL CORPORATION
    and
AIR LINE PILOTS ASSOCIATION,

INTERNATIONAL

and
INTERNATIONAL ASSOCIATION OF MACHINISTS

AND AEROSPACE WORKERS

TABLE OF CONTENTS

ARTICLE II	THE COMPANY AND UNITED	Page
Section 2.1	Certificate of Incorporation	16
Section 2.2	Bylaws	16
Section 2.3	Directors and Officers	17
Section 2.4	United	17

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE UNIONS	Page
Section 4.1	Existence and Power	23
Section 4.2	Authorization	23
Section 4.3	Governmental Authorization	23
Section 4.4	Non-Contravention	24
Section 4.5	Disclosure Documents	24
Section 4.6	Finders' Fees	24
Section 4.7	Limitations	24

ARTICLE VI	COVENANTS OF EACH UNION	Page
Section 6.1	Confidentiality	30
Section 6.2	Labor Agreements	31
Section 6.3	No Public Director Nominations	31
Section 6.4	Independent Director Vacancies	31

ARTICLE VII	COVENANTS OF EACH OF THE UNIONS AND THE COMPANY	Page
Section 7.1	Best Efforts	32
Section 7.2	Certain Filings	32
Section 7.3	Participation	32

ARTICLE VIII	CONDITIONS TO THE RECAPITALIZATION	Page
Section 8.1	Conditions to the Obligations of Each Party	33
Section 8.2	Conditions to the Obligations of Each of the Unions	34
Section 8.3	Conditions to the Obligations of the Company	34

ARTICLE IX	TERMINATION	Page
Section 9.1	Termination	35
Section 9.2	Termination of Status Quo	36
Section 9.3	Effect of Termination	36

SCHEDULES

Schedule 1.1	Restated Certificate of Incorporation of the Company
Schedule 1.3(a)	Deposit Agreement
Schedule 1.3(b)	Officers' Certificate Regarding Indenture for the Debentures
Schedule 1.6(a)(i)	Trust Agreement for the ESOP Trust
Schedule 1.6(a)(ii)	ESOP
Schedule 1.6(a)(iii)	Supplemental ESOP
Schedule 1.6 (a)(iv)	Trust Agreement for the Supplemental ESOP Trust
Schedule 1.6(d)	ESOP Stock Purchase Agreement and Amendment
Schedule 1.6(m)	Class I Preferred Stock Subscription Agreement
Schedule 1.6(n)	Class Pilot MEC Preferred Stock Subscription Agreement
Schedule 1.6(o)	Class IAM Preferred Stock Subscription Agreement
Schedule 1.6(p)(i)	Class SAM Preferred Stock Subscription Agreement
Schedule 1.6(p)(ii)	SAM Director Selection Process
Schedule 1.10	Adjusted Percentage Table
Schedule 2.2	Restated Bylaws of the Company
Schedule 2.3(i)	Directors of the Company Resigning at Effective Time
Schedule 2.3(ii)	New Directors of the Company
Schedule 2.4	Provision to be Inserted in United Air Lines, Inc. Certificate
Schedule 3.2(i)	UAL 1981 Incentive Stock Program Amendment
Schedule 3.2(ii)	UAL 1988 Restricted Stock Plan Amendment
Schedule 3.2(iii)	UAL Incentive Compensation Plan Amendment
Schedule 3.4	Contraventions and Conflicts
Schedule 3.6(c)	CRS Company Disclosure
Schedule 3.17	Status Quo Matters
Schedule 3.18	Rights Amendment
Schedule 5.1(i)	Conduct of the Company
Schedule 5.1(ii)	IAM Job Security Provisions
Schedule 5.1(iii)	Existing Employee Stock Purchase Policies of the Company
Schedule 5.8(i)	ALPA Collective Bargaining Agreement
Schedule 5.8(ii)	IAM Collective Bargaining Agreement
Schedule 5.8(iii)	Employment Terms for Employees Performing the Functions of the Company's Salaried and Management Employees
Schedule 5.9	Solvency Letter
Schedule 5.10(i)	Class I Preferred Stock Shareholders Agreement
Schedule 5.10(ii)	Class SAM Director Shareholders Agreement
Schedule 5.10(iii)	First Refusal Agreement
Schedule 6.1	Confidentiality Statement

AMENDED AND RESTATED

AGREEMENT AND PLAN OF RECAPITALIZATION

AGREEMENT AND PLAN OF RECAPITALIZATION, dated as of March 25, 1994, as amended and restated (the "Agreement"), among UAL Corporation, a Delaware corporation (the "Company"), Air Line Pilots Association, International ("ALPA"), pursuant to its authority as the collective bargaining representative for the crafts or class of pilots employed by United Air Lines, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("United"), and International Association of Machinists and Aerospace Workers ("IAM" and, together with ALPA, the "Unions"), pursuant to its authority as the collective bargaining representative for the crafts or classes of mechanics and related employees, ramp and stores employees, food service employees, dispatchers and security officers employed by United.

In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I   THE RECAPITALIZATION   SECTION 1.1   The Recapitalization.   Pursuant to Section 242 of the General Corporation Law of the State of Delaware ("Delaware Law"), as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article VIII, the Company will file an amended and restated certificate of incorporation in form and substance as set forth on Schedule 1.1 (the "Restated Certificate") with the Secretary of State of the State of Delaware. Except as otherwise provided herein, the transactions contemplated by this Agreement (collectively, the "Recapitalization") shall become effective at such time as the Restated Certificate is duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed upon by the Company and each of the Unions and as is specified in the Restated Certificate (the "Effective Time").

  SECTION 1.2    Reclassification of Old Shares. (a) At the Effective Time, subject to Section 1.5(f), each share of common stock, par value $5.00 per share, of the Company ("Common Stock") outstanding immediately prior to the Effective Time, including each share of vested and unvested restricted stock issued pursuant to the UAL 1988 Restricted Stock Plan, together with each share of Common Stock held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company which is not cancelled immediately prior to the Effective Time pursuant to Section 1.2(b) (each of the foregoing being referred to herein as an "Old Share"), shall, without any further action on the part of the holder thereof, be reclassified (the "Reclassification") as, and converted into:

  (i) 0.5 of a share of common stock, par value $0.01 per share, of the Company (the "New Shares") having the rights, powers and privileges described in the Restated Certificate; and

(ii) one one-thousandth of a share of Series D Redeemable Preferred Stock of the Company, without par value (the "Redeemable Preferred Stock"), having the rights, powers and privileges described in the Restated Certificate.

 If the Underwriting Alternative (as defined in Section 1.11 hereof) has been elected and consummated with respect to the Depositary Shares (as defined), the Series A Debentures (as defined) and/or the Series B Debentures (as defined), the terms of the Redeemable Preferred Stock will be modified as provided in the Restated Certificate.

(b) Each Old Share held by the Company as treasury stock or owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time (the "Treasury Shares"), up to a maximum of 1,000,000 Treasury Shares (the "Retained Treasury Shares"), shall be reclassified and converted in accordance with Section 1.2(a), with all Treasury Shares in excess of 1,000,000 being surrendered for cancellation immediately prior to the Effective Time and no payment shall be made with respect thereto. Immediately following the Effective Time, the Company and each of its wholly owned Subsidiaries (as defined in Section 3.6) shall surrender for cancellation the Redeemable Preferred Stock received upon Reclassification of the Retained Treasury Shares and no payment shall be made in respect thereof.

SECTION 1.3   Redemption.   Following the Effective Time, all outstanding shares of Redeemable Preferred Stock shall, to the extent of funds legally available therefor and subject to the provisions of the Restated Certificate, be redeemed immediately after issuance according to the terms thereof (the "Redemption"). Pursuant to the Redemption, the holders of Redeemable Preferred Stock, if any, shall be entitled to receive, in respect of each one one-thousandth of a share of Redeemable Preferred Stock, subject to the terms thereof and Section 1.5(f):

(i) $25.80 in cash; (ii) either (a) depositary shares (the "Depositary Shares") representing interests in $31.10 liquidation preference of Series B Preferred Stock of the Company, without par value (the "Public Preferred Stock"), or (b) if the Underwriting Alternative with respect to the Depositary Shares is consummated, a cash payment equal to the Depositary Share Proceeds Amount (as defined);

(iii) either (a) $15.55 principal amount of Series A Senior Unsecured Debentures due 2004 of United issued as provided below (the "Series A Debentures") or (b) if the Underwriting Alternative with respect to the Series A Debentures is consummated, a cash payment equal to the Series A Debenture Proceeds Amount (as defined); and

(iv) either (a) $15.55 principal amount of Series B Senior Unsecured Debentures due 2014 of United issued as provided below (the "Series B Debentures" and, together with the Series A Debentures, collectively, the "Debentures") or (b) if the Underwriting Alternative with respect to the Series B Debentures is consummated, a cash payment equal to the Series B Debenture Proceeds Amount (as defined).

 The Depositary Shares shall be issued pursuant to a Deposit Agreement substantially in the form set forth on Schedule 1.3(a) (the "Deposit Agreement"). The Depositary Shares shall be issued only in denominations of $25.00 of liquidation preference and integral multiples thereof. The Public Preferred Stock shall have the rights, powers and privileges described in the Restated Certificate, which shall include a per share liquidation preference of $25,000. The Debentures shall be issued pursuant to the Indenture, dated as of July 1, 1991, between United arid the Bank of New York, and the Officers' Certificate (the "Officers' Certificate") in form and substance as set forth on Schedule 1.3(b) (collectively, the "Indenture"). Such Indenture shall be qualified under the Trust Indenture Act of 1939, and the rules and regulations promulgated thereunder (the "TIA"). The Debentures shall be issued only in denominations of $100 and integral multiples thereof or, if the Underwriting Alternative with respect to either series of Debentures is consummated at or prior to the Effective Time and the Company so elects, denominations of $1,000 and integral multiple thereof, in which case conforming changes shall be made to this Agreement and the attachments hereto to take into account such greater denominations with respect to such series.

  SECTION 1.4   Pricing of Specified Securities. (a) The parties have agreed that the respective interest and dividend rates that would be required to be applied to the Debentures and the Public Preferred Stock, respectively, in order for the Debentures and the Depositary Shares to trade at 100% of aggregate principal amount (in the case of the Debentures) or at 100% of aggregate liquidation preference (in the case of the Depositary Shares) (collectively "par") as of the close of business, New York time, on the Trading Day (as defined below) immediately preceding the date hereof (assuming for such purpose that the Debentures and the Depositary Shares were fully distributed on such date) would be as follows (the "Initial Pricing"): Series A Dentures--9.00%, Series B Debentures,--9.70% and Public Preferred Stock-10.25%. Each of the Series A Debentures, the Series B Debentures and the Public Preferred Stock is referred to herein as a "Specified Security" and, collectively, as the "Specified Securities."

(b) On the Trading Day immediately preceding the Announcement Date, CS First Boston Corporation ("First Boston") (in consultation with Lazard Freres & Co. ("hazard")) on behalf of the Company and Keilin & Bloom (or such other investment banking firm as may be reasonably selected by the Unions) on behalf of the Unions (the "Primary Banking Firms") shall seek to mutually determine the interest or dividend rates, as applicable (the "Applicable Rate"), that each of the Specified Securities should bear in order for such Specified Security (in the case of the Debentures) or the Depositary Shares (in the case of the Public Preferred Stock) to trade at par as of the close of business, New York time, on the Trading Day immediately preceding the Announcement Date, assuming both that an Underwriting Alternative with respect thereto had and had not been elected and further assuming in each such case that such Specified Security or Depositary Shares, as the case may be, were fully distributed on such Trading Day. If the Primary Banking Firms agree on the Applicable Rate with respect to a Specified Security, such Specified Security shall bear such rate and such rate shall be the Applicable Rate with respect to such Specified Security. If the Primary Banking Firms are unable to agree on the Applicable Rate with respect to a Specified Security, then (i) Salomon Brothers Inc, or such other firm as agreed in writing by the Primary Banking Firms (the "Deadlock Firm"), shall render its opinion, on the Trading Day immediately preceding the Announcement Date, as to the Applicable Rate with respect to such Specified Security or Securities, and (ii) the Applicable Rate with respect to such Specified Security or Securities shall be the average of the two closest rates specified in the opinions of the Primary Banking Firms and the Deadlock Firm, rounded to the nearest one one-hundredth of a percent in the case of the interest rate for the Debentures and to the nearest one one-hundredth of a percent in the case of the dividend rate for the Public Preferred Stock; provided however, that, in no event shall the Applicable Rate with respect to the Specified Securities exceed (x) in the case of the Series A Debentures, 10.125%; (y) in the case of the Series B Debentures, 10.825%; and (z) in the case of the Public Preferred Stock, 11.375% (the "Maximum Pricing").

(c) On the Announcement Date, the Company shall issue a press release setting forth the Applicable Rate for each of the Specified Securities, which press release shall be distributed to major wire services and news agencies, and shall confirm that the Company Stockholder Meeting (as defined in Section 5.2) will be held as scheduled, and shall contain such other information as may be mutually agreed upon by the Company and the Unions.

(d) "Announcement Date" shall mean a Trading Day which shall be not fewer than five calendar days nor greater than ten calendar days preceding the date of the Company Stockholder Meeting, such date to be disclosed to the Unions not fewer than ten calendar days prior thereto. "Trading Day" shall mean a day on which the New York Stock Exchange. Inc. ("NYSE") is open for the transaction of business.

(e) The parties agree that the Initial Pricing of the Debentures (and the Maximum Pricing for the Debentures) was based on, and the Applicable Rates will be based on, the assumption that the Debentures will not be callable prior to their respective stated maturities. The parties further agree that the Unions may request, not less than seven days prior to the Announcement Date, that, in the event that the Underwriting Alternative is not consummated with respect to either or both series of Debentures, either or both of the series of Debentures shall be callable prior to stated maturity. If so requested, immediately following the establishment of the Applicable Rates and prior to the Announcement Date, an additional procedure (based on the procedure set forth in Section 1.4(b)) shall be implemented whereby the Primary Banking Firms shall establish the incremental increase in pricing resulting from the addition of the call feature on either or both of the series of Debentures, as the case may be, above the Applicable Rate, with any disagreement to be resolved in accordance with the procedures set forth in Section 1.4(b) involving the Deadlock Firm; provided however, that the Unions may withdraw the request for a call feature at any time up to the issuance of the press release in accordance with subsection 1.4(c).

(f) Notwithstanding any provision of this Agreement or the Schedules or Exhibits hereto to the contrary, if the Underwriting Alternative with respect to the Depositary Shares or either series of Debentures is consummated, (i) with respect to the securities that are subject to the Underwriting Alternative, the Company and United, in consultation with the underwriters, may set the record dates and payment dates (quarterly and semiannually, respectively) for the Public Preferred Stock (to which the Depositary Shares relate) and the Debentures, may select a regular interest payment date in the year 2004 as the maturity date for the Series A Debentures and may set a regular interest payment date in the year 2014 as the maturity date for the Series B Debentures and (ii) the following provisions of this subsection 1.4(f), with respect to the securities that are subject to the Underwriting Alternative, shall be null and void. If the Company causes a regular quarterly dividend to be paid on both the Public Preferred Stock and the Prior Preferred Stock (as defined below) in respect of any regular quarterly dividend payment date, then the Company shall cause the quarterly record date (and corresponding dividend payment date) for the payment of such dividend on the Public Preferred Stock to be the same as the quarterly record date (and corresponding dividend payment date) for the payment of such dividend on the Series A 6.25% Convertible Preferred Stock of the Company (the "Prior Preferred Stock"). With respect to a regular quarterly dividend payment date for the Public Preferred Stock and the Prior Preferred Stock that coincides with a regular semi-annual interest payment date for the Debentures, if the Company causes (i) a regular quarterly dividend to be paid on the Public Preferred Stock or the Prior Preferred Stock, or both, in respect of any such quarterly dividend payment date and (ii) a regular semi-annual installment of interest to be paid on the Debentures in respect of such regular semi-annual interest payment date, then the Company shall cause the semi-annual record date (and corresponding interest payment date) for such payment of interest on the Debentures to be the same as the quarterly record date (and corresponding dividend payment date) for the payment of such dividend on the Public Preferred Stock or the Prior Preferred Stock or both, as the case may be.

SECTION 1.5    Surrender and Exchange. (a) Prior to the Effective Time, the Company shall enter into an agreement (the "Exchange Agent Agreement") with First Chicago Trust Company of New York, as exchange agent (the "Exchange Agent"), for the purpose of exchanging certificates representing Old Shares for the Recapitalization Consideration (defined below). The Company will make available to the Exchange Agent, as needed, in trust for the benefit of holders of Old Shares, the Recapitalization Consideration (as defined herein) to be distributed in respect of the Old Shares (without regard to Section 1.5(f)). The cash portion of the Recapitalization Consideration shall be invested by the Exchange Agent as directed by the Company (so long as such directions do not impair the rights of holders of Old Shares), in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. and Standard & Poor's Corporation or certificates of deposit issued by a commercial bank having at least $10,000,000,000 in assets (collectively, "Permitted Securities"), and any net earnings with respect thereto shall be paid to the Company. The Exchange Agent shall, pursuant to irrevocable instructions, make the distributions referred to in Section 1.5(b) and the Recapitalization Consideration held by the Exchange Agent shall not be used for any other purpose. As soon as practicable after the Effective Time, the Company will send, or cause the Exchange Agent to send and otherwise make available, to each holder of Old Shares at the Effective Time a letter of transmittal, in form reasonably satisfactory to the Unions and the Company, for use in such exchange. Such letter of transmittal shall advise such holder of the effectiveness of the Recapitalization, whether or not any portion of the Underwriting Alternative has been consummated and, if consummated, the expected amount of the Proceeds Amount, and the procedures for surrendering to the Exchange Agent certificates representing Old Shares for exchange into Recapitalization Consideration and shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper delivery of the certificates representing Old Shares to the Exchange Agent.

(b) Each holder of Old Shares that have been converted into New Shares and Redeemable Preferred Stock, upon surrender to the Exchange Agent of an Old Certificate or Certificates, together with a properly completed letter of transmittal covering such Old Shares, will be entitled to receive in respect of such Old Shares, subject to Section 1.5(f):

(i) a certificate or certificates representing 0.5 of a New Share for each Old Share formerly represented by such Old Certificate or Certificates in accordance with Section 1.2;

(ii) either (a) a depositary receipt or receipts representing Depositary Shares representing interests in $31.10 liquidation preference of Public Preferred Stock for each Old Share formerly represented by such Old Certificate or Certificates in respect of the Redemption or (b) if the Underwriting Alternative with respect to the Depositary Shares is consummated, a cash payment equal to the Depositary Share Proceeds Amount in respect of the Redemption;

(iii) either (a) $15.55 principal amount of Series A Debentures for each Old Share formerly represented by such Old Certificate or Certificates in respect of the Redemption or (b) if the Underwriting Alternative with respect to the Series A Debentures is consummated, a cash payment equal to the Series A Debenture Proceeds Amount in respect of the Redemption;

(iv) either (a) $15.55 principal amount of Series B Debentures for each Old Share formerly represented by such Old Certificate or Certificates in respect of the Redemption or (b) if the Underwriting Alternative with respect to the Series B Debentures is consummated, a cash payment equal to the Series B Debenture Proceeds Amount in respect of the Redemption; and

(v) a cash payment of $25.80 for each Old Share formerly represented by such Old Certificate or Certificates in respect of the Redemption (the cash and/or securities distributed pursuant to clauses (i) through (v), collectively, the "Recapitalization Consideration").

 Until so surrendered, each Old Certificate or Certificates formerly representing Old Shares shall, after the Effective Time, represent for all purposes only the right to receive such Recapitalization Consideration.

(c) If any portion of the Recapitalization Consideration is to be paid to a person other than the registered holder of the Old Shares formerly represented by the Old Certificate or Certificates so surrendered in exchange therefor, it shall be a condition to such payment that the Old Certificate or Certificates so surrendered shall be properly endorsed or otherwise be iii proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Old Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) In the event any Old Certificate or Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit to that fact by the person claiming such certificate to be lost, stolen or destroyed, the Company will issue in exchange for such lost, stolen or destroyed Old Certificate or Certificates the Recapitalization Consideration deliverable in respect thereof in accordance with this Article I. When authorizing such issue of the Recapitalization Consideration in exchange therefor, the Company may, in its discretion and as a condition precedent to the issuance there, require the person claiming ownership of such lost, stolen or destroyed Old Certificate or Certificates to give the Company a bond in such sum as it may direct, or otherwise indemnify the Company in a manner satisfactory to it, against any claim that may be made against the Company with respect to the Old Certificate or Certificates alleged to have been lost, stolen or destroyed.

(e) After the Effective Time, there shall be no further registration of transfers of Old Shares. If, after the Effective Time, Old Certificate or Certificates are presented to the Company or its transfer agent, such Old Certificate or Certificates shall be canceled and exchanged for the Recapitalization Consideration provided for, and in accordance with the procedures set forth, in this Article I. All Recapitalization Consideration to be distributed pursuant to this Section 1.5, if unclaimed on the first anniversary of the Effective Time, shall be released and paid by the Exchange Agent to the Company, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Company for payment thereof.

(f) Notwithstanding anything to the contrary contained in this Agreement:

(i) No certificates, debentures or scrip representing fractional New Shares, depositary receipts representing fractional Depositary Shares (based upon each whole Depositary Share representing interests in $25 liquidation preference of Public Preferred Stock) or fractional Debentures shall be issued as part of the Recapitalization, and such fractional interests will not entitle the beneficial or record owner thereof to any rights of a stockholder or creditor of the Company.

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of whole New Shares into which all of the Old Shares will be reclassified and converted pursuant to Section 1.2 over (y) the aggregate number of whole New Shares to be distributed to holders of Old Shares pursuant to Section 1.5 (such excess being referred to herein as the "Excess New Shares"); and if the Underwriting Alternative has not been elected with respect to the Depositary Shares, the Series A Debentures and/or the Series B Debentures, as the case may be, or, if elected has not been consummated for any reason at or prior to the Effective Time, the Exchange Agent shall also determine, as appropriate, (I) the excess of (a) the number of whole Depositary Shares representing interests in shares of Public Preferred Stock issuable upon Redemption in accordance with Article FOURTH, Part I.D, Section 6 of the Restated Certificate with respect to the Redeemable Preferred Stock into which the Old Shares will be reclassified and converted pursuant to Section 1.2(a) over (b) the aggregate number of whole Depositary Shares representing interests in shares of Public Preferred Stock to be distributed to holders of Old Shares pursuant to Section 1.5 (such excess being referred to herein as the "Excess Depositary Shares"); (II) the excess of (a) the number of whole Series A Debentures issuable upon Redemption in accordance with Article FOURTH, Part I.D, Section 6 of the Restated Certificate with respect to the Redeemable Preferred Stock into which the Old Shares will be reclassified and converted pursuant to Section 1.2(a) over (b) the aggregate number of whole Series A Debentures to be distributed to holders of Old Shares pursuant to Section 1.5 (such excess being referred to herein as the "Excess Series A Debentures"); and/or (III) the excess of (a) the number of whole Series B Debentures issuable upon Redemption in accordance with Article FOURTH, Part I.D, Section 6 of the Restated Certificate with respect to the Redeemable Preferred Stock into which the Old Shares will be reclassified and converted pursuant to Section 1.2(a) over (b) the aggregate number of whole Series B Debentures to be distributed to holders of Old Shares pursuant to Section 1.5 (such excess being referred to herein as the "Excess Series B Debentures" and, together with the Excess New Shares, the Excess Depositary Shares and/or the Excess Series A Debentures, as applicable, collectively, the "Excess Securities"). As soon after the Effective Time as practicable taking into account market conditions based on consultations with the Company, the Exchange Agent, as agent for the holders of Old Shares, shall sell the Excess Securities at then prevailing prices on the principal national securities exchange, automated quotation system or other trading market (the "Applicable Exchange") on which the relevant Excess Securities are listed or admitted for trading (which shall be the NYSE in the case of the New Shares), all in the manner provided in paragraph (iii) of this Section.

(iii) The sale of the Excess Securities by the Exchange Agent shall be executed on an Applicable Exchange through one or more member firms of such Applicable Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Old Shares, the Exchange Agent will hold such proceeds in trust for the holders of Old Shares (the "Excess Securities Trust"). Until distributed as provided below, the Excess Securities Trust shall be invested, as directed by the Company, in Permitted Securities and any net earnings with respect thereto shall be paid to the Company. The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Securities. The Exchange Agent shall determine the portion of the Excess Securities Trust to which each holder of Old Shares shall be entitled, if any, by (w) multiplying the amount of the aggregate net proceeds comprising the Excess Securities Trust attributable to the sale of Excess New Shares by a fraction, the numerator of which is the amount of the fractional New Share interest to which such holder of Old Shares would be entitled but for the application of Section 1.5(f)(i) and the denominator of which is the aggregate amount of fractional New Share interests to which all holders of Old Shares would be entitled but for the application of Section 1.5(f)(i); and if the Underwriting Alternative has not been elected with respect to the Depositary Shares, the Series A Debentures and/or the Series B Debentures, as the case may be, or, if elected has not been consummated for any reason at or prior to the Effective Time, as appropriate, by (x) multiplying the amount of the aggregate net proceeds comprising the Excess Securities Trust attributable to the sale of Excess Depositary Shares by a fraction, the numerator of which is the amount of the fractional Depositary Share interest to which such holder of Old Shares would be entitled but for the application of Section 1.5(t)(i) and the denominator of which is the aggregate amount of fractional Depositary Share interests to which all holders of Old Shares would be entitled but for the application of Section 1.5(f)(i); (y) multiplying the amount of the aggregate net proceeds comprising the Excess Securities Trust attributable to the sale of Excess Series A Debentures by a fraction, the numerator of which is the amount of the fractional Series A Debenture interest to which such holder of Old Shares would be entitled but for the application of Section 1.5(f)(i) and the denominator of which is the aggregate amount of fractional Series A Debenture interests to which all holders of Old Shares would be entitled but for the application of Section 1.5(f)(i); and (z) multiplying the amount of the aggregate net proceeds comprising the Excess Securities Trust attributable to the sale of Excess Series B Debentures by a fraction, the numerator of which is the amount of the fractional Series B Debenture interest to which such holder of Old Shares would be entitled but for the application of Section 1.5(f)(i) and the denominator of which is the aggregate amount of fractional Series B Debenture interests to which all holders of Old Shares would be entitled but for the application of Section 1.5(f)(i).

(iv) As soon as practicable after the determination of the total amount of cash, if any, to be paid to holders of Old Shares in lieu of any fractional New Share and, if applicable, Depositary Share interests, Series A Debenture interests and/or Series B Debenture interests, the Exchange Agent shall make available such amounts to such holders of Old Shares; provided, however, that such amounts shall be paid to each holder of Old Shares only upon surrender of such holder's Old Certificate or Certificates together with a properly completed and duly executed letter of transmittal and any other required documents. All cash in lieu of fractional interests to be paid pursuant to this Section 1.5(f), if unclaimed on the first anniversary of the Effective Time, shall be released and paid by the Exchange Agent to the Company, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Company for payment thereof.

 (g) No interest shall be paid or accrued on any portion of the Recapitalization Consideration or cash in lieu of fractional interests. No dividends or other distributions declared or made after the Effective Time with respect to New Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Certificates with respect to the New Shares such holder is entitled to receive until the holder of such Old Certificate or Certificates shall surrender the same in accordance with this Section 1.5 and unless such holder is a record holder of such New Shares on such record date.

  Section 1.6    Other Issuances. In conjunction with the consummation of the Recapitalization, the Company shall issue the shares described in this Section 1.6.

(a) During the 69 months following the Effective Time, the "Final Number" (as defined in subsection (b)) of shares of convertible preferred stock described below (the "ESOP Convertible Preferred Stock") shall be (i) issued to State Street Bank and Trust Company, a Massachusetts business trust, as trustee (the "ESQP Trustee") under a trust to be created pursuant to the Employee Stock Ownership Trust Agreement between the Company and the ESOP Trustee in form and substance as set forth on Schedule 1.6(a) (i) (the "ESOP Trust") and to be established for the benefit of certain employees of the Company and its Subsidiaries participating in the UAL Corporation Employee Stock Ownership Plan in form and substance as set forth on Schedule 1.6(a) (ii) (the "ESOP") and, to the extent not so issued, (ii) credited as book entry credits to the accounts of certain employees of the Company and its Subsidiaries participating in the UAL Corporation Supplemental ESOP in form and substance as set forth on Schedule 1.6(a) (iii) (the "Supplemental ESOP" and together with the ESOP, collectively, the "ESOPs") and in certain circumstances issued to the ESOP Trustee under a trust (the "Supplemental ESOP Trust" and together with the ESOP Trust, collectively, the "ESOP Trusts") to be created pursuant to the Supplemental ESOP Trust Agreement between the Company and the ESOP Trustee in form and substance as set forth on Schedule 1.6(a)(iv).

(b) The number of shares of ESOP Convertible Preferred Stock to be so issued and credited as contemplated by subsection (a) shall initially be 17,675,345, which is equal to the product of (i) 0.5, (ii) 55/45ths, (iii) the "Fully Diluted Old Shares" immediately prior to the Effective Time, and (iv) 0.9999. The "Fully Diluted Old Shares" immediately prior to the Effective Time shall equal 28,926,185. The total number of shares of ESOP Convertible Preferred Stock to be so issued and credited is subject to increase (in accordance with Section 1.10) up to an amount equal to the sum of (i) 17,675,345 plus (ii) the Additional Shares (as defined in Section 1.10). Such total number of shares, including to the extent, if any, so increased, is referred to as the "Final Number."

(c) The ESOP Convertible Preferred Stock shall consist of (i) Class 1 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Company, with a fixed dollar dividend in a dollar amount (the "Dollar Amount") that is equal to 7.00%, or such lesser percentage that may be agreed to by the Company and the ESOP Trustee prior to the Effective Time, of the per share price at which the Class 1 ESOP Preferred Stock is issued to the ESOP Trustee at the Effective Time (the "Initial Price"), and having the rights, powers and privileges set forth in the Restated Certificate (the "ESOP Preferred"), and (ii) Class 2 ESOP Convertible Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Supplemental ESOP Preferred").

(d) At the Effective Time, the Company shall issue to the ESOP Trustee in accordance with a stock purchase agreement and amendment in form and substance as.set forth on Schedule 1.6(d) (as so amended, the "ESOP Stock Purchase Agreement"), a number of shares of ESOP Preferred (the "Initial Shares") equal to the Year 1 Release Shares (as defined), divided by the Year 1 Decimal (as defined).

(i) The term "Year 1 Release Shares" shall mean the product of

  (x) 17,675,345, (y) a fraction (the "First Year Fraction") having a numerator equal to the number of days from the Effective Time to December 31, 1994 and a denominator equal to 2,099 (which approximates the number of days in the 69 months after the Effective Time), and

(z) 0.7815 (the "Class 1 Decimal").

(ii) The term "Year 1 Decimal" shall mean one minus the product of

(xx) the Dollar Amount as a percentage (expressed as a decimal) of the Initial Price and

(yy) 5.25.

 The Year 1 Release Shares shall be released from the ESOP suspense account and allocated to the accounts of ESOP participants as of December 31, 1994. The balance of the Initial Shares (the "Year 1 Remaining Shares") shall be released from the ESOP suspense account and allocated to the accounts of ESOP participants in level installments for each full plan year (and prorated for the quarter ending March 31, 2000) in the period from January 1, 1995 through March 31, 2000.

As of December 31, 1994, there shall be credited to the accounts of Supplemental ESOP participants a number of shares of Supplemental ESOP Preferred equal to the product of

(aa) 17,675,345,

(bb) the First Year Fraction, and

(cc) one minus the Class 1 Decimal.

 (e) At or about the 365th day following the Effective Time (the "Measuring Date") and at or about the next four following anniversaries of the Measuring Date (each a "Measuring Date Anniversary"), the Company shall negotiate in good faith with the ESOP Trustee to reach an agreement under which the Company shall issue to the ESOP Trustee shares of ESOP Preferred at an agreed-upon price per share (for each applicable plan year, the "Purchase Price"). If such agreement is reached within 30 days of the Measuring Date or within 30 days of any Measuring Date Anniversary, then, within five days thereafter, the Company shall sell to the ESOP Trustee, and the ESOP Trustee shall purchase from the Company, pursuant to an agreement substantially in the form of Exhibit B to the ESOP Stock Purchase Agreement, a number of shares of ESOP Preferred (with respect to each such year, the "Subsequent Shares"), which number of shares shall equal, for each such plan year, the Subsequent Year Release Shares (as defined) divided by the Subsequent Year Decimal (as defined).

  (i) The term "Subsequent Year Release Shares" shall mean, for each such plan year, the excess of

  (xx) the product of

  (A) 12/69ths of the Final Number and

(B) the Class 1 Decimal, over

 (yy) the number of Year I Remaining Shares and Subsequent Year Remaining Shares (as defined below) (collectively, "Tail Shares") scheduled to be released in such plan year. (ii) The term "Subsequent Year Decimal" shall be calculated separately for each such plan year and shall mean one minus the product of

  (yy) a fraction (expressed as a decimal) having a numerator equal to the Dollar Amount and a denominator equal to the Purchase Price for the plan year in question, and

(zz) the number of years and fractional years from the end of the plan year for which such shares are being issued to March 31, 2000.

 The Subsequent Year Release Shares for each such plan year shall be released from the ESOP suspense account and allocated to the accounts of ESOP participants as of the end of such plan year. The balance of the Subsequent Shares for such plan year (the "Subsequent Year Remaining Shares") shall be released from the ESOP suspense account and allocated to the accounts of ESOP participants in level installments for each full plan year (and prorated for the quarter ending March 31, 2000) remaining in the period from the January 1 immediately following such plan year through March 31, 2000.

For each of the second through sixth plan years of the Supplemental ESOP, there shall be credited to the accounts of Supplemental ESOP participants shares of Supplemental ESOP Preferred equal to the product of (aa) tz/69ths of the Final Number and (bb) the decimal equal to one minus the Class 1 Decimal.

(f) Commencing not later than December 1, 1999, the Company shall negotiate in good faith with the ESOP Trustee to reach an agreement under which the Company shall issue to the ESOP Trustee shares of ESOP Preferred at an agreed.upon price (the "Purchase Price" for such year). If such agreement is reached, then on the first business day in the year 2000, the Company shall sell to the ESOP Trustee, and the ESOP Trustee shall purchase from the Company, pursuant to an agreement substantially in the form of Exhibit B to the ESOP Stock Purchase Agreement, a number of shares of ESOP Preferred ("Final Year Shares"), which number shall equal the excess of

(A) the product of

  (xx) the Final Number, (yy) a fraction (the "Final Fraction") equal to one minus the sum of 20/23rds and the First Year Fraction, and

  (zz) the Class 1 Decimal, over (B) the number of Tail Shares scheduled to be released in such plan year. For the seventh plan year of the Supplemental ESOP, there shall be credited to the accounts of Supplemental ESOP participants shares of Supplemental ESOP Preferred equal; to the product of (aa) the Final Number, (bb) the Final Fraction and (cc) a decimal equal to one minus the Class 1 Decimal.

(g) The Company may, with the consent of the Unions, which shall not be unreasonably withheld, make all or any part of the sales of ESOP Preferred to the ESOP Trustee described above at any earlier date or dates, provided that the timing and amount of the release of such shares to the accounts of employees in the ESOPs contemplated by subsections (d), (e) and (f) above shall not be altered by the different date or dates of the sales. If any sale of Subsequent Shares or Final Year Shares is not consummated in accordance with subsection (e) or (f) above (if not earlier consummated pursuant to this subsection (g)), a number of shares of Supplemental ESOP Preferred as is equal to the number of shares of ESOP Preferred not so sold shall be contributed to the ESOP (Part B) or credited to the accounts of participants in the Supplemental ESOP, as applicable. Such contribution or crediting shall be at such time or times such that the release (or crediting) of shares to the accounts of employees contemplated by subsections (d), (e) and (f) above shall not be altered. Notwithstanding anything to the contrary herein (other than the provisions of this subsection (g) relating to "catch-up" dividends), the aggregate number of shares of ESOP Convertible Preferred Stock issued, credited, or contributed under this Section 1.6 and Section 1.10 shall not exceed, or be less than, the Final Shares. In the event that fixed dividends on the ESOP Preferred attributable to a particular acquisition loan are not paid when initially due because the Company lacks sufficient earnings and profits, and such earnings and profits later become available, it is possible that such dividends (the "skipped dividends") may then be paid on a catch-up basis, to the ESOP Trustee at a time when such catch-up dividends (when added to other fixed dividends payable on shares attributable to such loan) exceed the principal and interest then payable on the loan to which such dividends relate. In that event, compliance with the rules applicable to the ESOP may require a portion of such catch-up dividends to be used to purchase New Shares rather than pay principal or interest on such acquisition loan. If such purchase causes the New Shares and ESOP Preferred allocated to participants in that year to exceed the number of shares that would have been allocable absent payment of the catch-up dividend, then, notwithstanding the provisions of Section 1.6, the parties agree that they shall negotiate in good faith to determine whether there is a manner in which the ESOP and the Supplemental ESOP can be amended so that, in subsequent years, allocations to participants can be reduced in a manner that results in participants achieving the same economic position that would have resulted if no such skipped dividends had occurred; and if the result described in the preceding clause of this sentence can be achieved without material detriment to any participant (in relation to the econonuc position such participant would have enjoyed had the skipped dividend not occurred) and without interference with the general objectives of the ESOP program, then the Company may, with the consent of the Unions as to the satisfaction of the standards set forth in this sentence, which shall not be unreasonably withheld, adopt appropriate amendments to this Agreement, the ESOP and Supplemental ESOP to effectuate the intent of this sentence. Achievement of the goal described in the preceding sentence may require issuance of fewer shares of ESOP Convertible Preferred Stock in future periods than would have otherwise been the case (because of the ESOP's unexpected early acquisition of New Shares). All disputes concerning whether the Unions reasonably withheld a consent in accordance with the provisions of this subsection (g) shall be resolved in accordance with the arbitration procedures described in Section 11.2(b)(ii)(G)-(J) of the ESOP.

(h) In consideration of each issuance by the Company of the shares of ESOP Preferred to the ESOP Trust, the ESOP Trustee, on behalf of the ESOP Trust, shall (y) pay to the Company an amount of cash equal to the aggregate par value of the shares of ESOP Preferred so issued and (z) execute and deliver a promissory note, in the aggregate principal amount equal to the aggregate ,.purchase price for the ESOP Preferred so issued less the amount paid pursuant to clause (y), in substantially the form set forth on Exhibit A to the ESOP Stock Purchase Agreement (each, an "ESOP Note").

(i) In addition, the Company shall also issue and contribute to the ESOP Trust at the Effective Time:

(x) One (1) share of Class P ESOP Voting Junior Preferred Stock, par value 50.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class P Voting Preferred");

(y) One (1) share of Class M ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class M Voting Preferred"); and

(z) One (1) share of Class S ESOP Voting Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class S Voting Preferred" and, together with the Class P Voting Preferred and the Class M Voting Preferred, collectively, the "ESOP Voting Preferred Stocks").

 In consideration of the issuance by the Company of the ESOP Voting Preferred Stocks to the ESOP Trust pursuant to this subsection (i) and (if and to the extent so issued to the ESOP Trustee and if required by Delaware law) the issuance by the Company of the Supplemental ESOP Preferred pursuant to subsections (d), (e) and (f) or (g) above, the ESOP Trustee, on behalf of the ESOP Trust, shall pay to the Company an amount of cash equal to the aggregate par value of the shares of ESOP Voting Preferred Stocks and Supplemental ESOP Preferred so issued.

(j) In addition, the Company shall also issue and contribute to the Supplemental ESOP Trust (together with the ESOP Trust, the "ESOP Trusts"), at the times provided for in the Supplemental ESOP, an aggregate (to give effect to the 0.5 Common Stock exchange ratio) of: .

(i) a number of shares of Class P Voting Preferred Stock equal to the product of (aa) 55/45ths, (bb) .4623, (cc) one half of the Fully Diluted Old Shares and (dd) .9999, minus one (1.0);

(ii) a number of shares of Class M Voting Preferred Stock equal to the product of (aa) 55/45ths, (bb) .3713, (cc) one half of the Fully Diluted Old Shares and (dd) .9999, minus one (1.0); and

(iii) a number of shares of Class S Voting Preferred Stock equal to the product of (aa) 55/45ths, (bb) .1664, (cc) one half of the Fully Diluted Old Shares and (dd) .9999, minus one (1.0).

 If, pursuant to Section 1.10 and this Section 1.6, the Company is required to sell, contribute and/or credit on a book entry basis Additional Shares (as defined in Section 1.10(b)), then, ratably over the 69 months following the Effective Time, the Company shall also contribute to the ESOP Trust or the Supplemental ESOP Trust, as appropriate, an aggregate of:

  (aa) a number of shares of Class P Voting Preferred Stock equal to the product of .4623 and the number of such Additional Shares:

(bb) a number of shares of Class M Voting Preferred Stock equal to the product of .3713 and the number of Additional Shares; and

(cc) a number of shares of Class S Voting Preferred Stock equal to the product of .1664 and the number of Additional Shares.

 (k) The Company shall not issue any shares of any class of ESOP Convertible Preferred Stock or ESOP Voting Preferred Stock (collectively the "ESOP Preferred Stocks" or "ESOP Preferred Stock") other than in accordance with the terms of Sections 1.6 and 1.10 hereof and the ESOPs.

(1) The ESOP program is designed to deliver equity ownership and voting power to the employee groups in pre-negotiated proportions and at a pre-negotiated pace. If and to the extent that, despite the best and cooperative efforts of the Unions and the Company, the tax qualified ESOP cannot be implemented in all material respects or the non-qualified Supplemental ESOP cannot be implemented in all material respects and without income tax (excluding the employee portion of FICA, FUTA and Medicare taxes) to participants prior to actual distributions being made, appropriate arrangements will be made to effectuate in all material respects the delivery of equity ownership and voting power in the agreed-upon proportions and at the agreed-upon pace and to accomplish the purposes contemplated by the ESOP program described in Schedules 1.6(a)(i)-(iv) and (d). As used herein, the phrase "appropriate arrangements" shall not (i) require the expenditure of any material amount of funds by the Company or the issuance of securities to the ESOP Trusts representing a greater proportion of the equity value or voting power of the Company than that contemplated by this Agreement or (ii) result in the diminution of the equity value or voting power of the New Shares held by the stockholders of the Company other than the ESOP Trusts.

(m) In accordance with subscription agreements in form and substance as set forth on Schedule 1.6(m) (the "Class I Preferred Stock Subscription Agreement"), the Company shall issue one (1) share of Class I Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class I Preferred") to each of the persons identified on Schedule 2.3(ii) as the initial "Independent Directors," provided that each initial Independent Director shall have paid to the Company an amount of cash equal to the par value of the share of Class I Preferred to be so issued.

(n) In accordance with a subscription agreement in form and substance as set forth on Schedule 1.6(n) (the "Class Pilot MEC Preferred Stock Subscription Agreement"), the Company shall issue one (1) share of Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class Pilot MEC Preferred") to the United Air Lines Master Executive Council of ALPA (the "MEC"), provided that the MEC shall have paid to the Company an amount of cash equal to the aggregate par value of the share of Class Pilot MEC Preferred to be so issued.

(o) In accordance with a subscription agreement in form and substance as set forth on Schedule 1.6(o) (the "Class IAM Preferred Stock Subscription Agreement"), the Company shall issue one (1) share of Class IAM Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class IAM Preferred") to the IAM or its designee, provided that the IAM or such designee shall have paid to the Company an amount of cash equal to the aggregate par value of the share of Class IAM Preferred to be so issued.

(p) In accordance with a subscription agreement inform and substance asset forth on Schedule 1.6(p)(i) (the "Class SAM Preferred Stock Subscription Agreement"), the Company shall issue three (3) shares of Class SAM Junior Preferred Stock, par value $0.01 per share, of the Company having the rights, powers and privileges set forth in the Restated Certificate (the "Class SAM Preferred") as follows: (i) two (2) shares to the person identified as the Salaried and Management Director on Schedule 2.3(ii) or a replacement director identified in accordance with the nomination procedures in Schedule 1.6(p)(ii) (the "SAM Director), and (ii) one (1) share to an additional Class SAM stockholder, defined in Schedule 1.6(p)(i) as the Designated Stockholder, provided that such persons shall have paid to the Company an amount of cash equal to the aggregate par value of the shares of Class SAM Preferred to be so issued.

(q) If, due to limitations of Section 415 of the Internal Revenue Code or due to the issuance of Additional Shares, the respective Employee Groups (as defined in the ESOP) are prevented from reasonably achieving the contemplated allocations among and within their respective Employee Groups, the parties agree to cooperate to modify the Class 1 Decimal with respect to sales contemplated by Section 1.6(e) and Section 1.6(t) and to make appropriate conforming modifications to the ESOP, Supplemental ESOP and all related instruments if so requested by the Company, ALPA or the IAM. Such modifications shall maximize the Class 1 Decimal consistent with achieving with a high degree of certainty that the limits of the Internal Revenue Code Section 415(c)(6) shall not be exceeded (which condition regarding Section 415(c)(6) may be waived by ALPA).

SECTION 1.7    Stock Options.    Each employee stock option to purchase Old Shares granted under any employee stock option or compensation plan or arrangement of the Company outstanding immediately prior to the Effective Time (an "Option") shall remain outstanding upon and following consummation of the Recapitalization, and each such Option, whether or not then vested or exercisable immediately prior to the Effective Time, shall (i) if provided by the terms thereof (or if accelerated in accordance with the relevant plan) become fully vested and exercisable at the Effective Time and (ii) after the Effective Time represent the right to receive, until the expiration thereof and in accordance with its terms, in exchange for the aggregate exercise price for such Option, without interest, the Recapitalization Consideration with respect to each Old Share that such holder would have been entitled to receive had such holder exercised such Option in full immediately prior to the Effective Time. The Recapitalization Consideration issuable upon exercise of an Option shall be issued in the same proportion as holders of Old Shares would be entitled to receive their Recapitalization Consideration, but for fractional interests, among cash and New Shares and, if applicable, principal amount of Series A and Series B Debentures and Depositary Shares representing interests in the $25 liquidation preference of Public Preferred Stock, except that (i) if the Underwriting Alternative has not been consummated for any reason at of prior to the Effective Time with respect to the Depositary Shares, the Series A Debentures or the Series B Debentures, as the case may be, the total amount of each of Series A and Series B Debentures and Depositary Shares representing interests in the $25 liquidation preference of the Public Preferred Stock to be issued upon exercise of each such Option shall be rounded upwards to the nearest integral multiple of $100, $100 and $25, respectively (collectively, the "Option Adjustment"), and the amount of cash payable shall be reduced by a corresponding amount so that the holder does not receive fractional Depositary Shares, fractional Series A Debentures or fractional Series B Debentures (provided, however, if upon exercise of an Option the amount of cash to be received is less than the Option Adjustment, the total amount of each of Series A and Series B Debentures and Depositary Shares representing interests in the $25 liquidation preference of Public Preferred Stock shall be rounded downwards to the nearest integral multiple of $100, $100 and $25, respectively, and the amount of cash payable shall be increased by a corresponding amount so that the holder does not receive fractional Depositary Shares, fractional Series A Debentures or fractional Series B Debentures) and (ii) whether or not the Underwriting Alternative has been consummated at or prior to the Effective Time the total amount of New Shares issuable to each Option holder in respect of all Options held by such holder shall be rounded upwards to the nearest whole New Share. Except as specifically provided in this Section 1.7, the Company shall not make any other adjustments to the terms of the Options as a result of the issuance of the ESOP Preferred Stocks or the terms of the ESOP Preferred Stocks (including, without limitation, the dividend and conversion rights thereof).

SECTION 1.8    Convertible Company Securities.  Each share of the Prior Preferred Stock and each of the Air Wis Services, Inc. 73/4% Convertible Subordinated Debentures, due 2010, and Air Wis Services, Inc. 8 1/2% Convertible Subordinated Notes, due 1995 (collectively, the "Air Wis Convertible Debentures"), outstanding immediately prior to the Effective Time (each, a "Convertible Company Security") shall upon and following consummation of the Recapitalization remain outstanding, and each holder of any such Convertible Company Security shall thereafter have the right to receive, upon conversion, without interest, the Recapitalization Consideration with respect to each Old Share that such holder would have been entitled to receive had such holder converted such Convertible Company Security in full immediately prior to the Effective Time. The Recapitalization Consideration issuable upon conversion of a Convertible Company Security shall be issued in the same proportion as holders of Old Shares receive their Recapitalization Consideration, but for fractional interests, among cash and New Shares and, if applicable, principal amount of Series A and Series B Debentures and Depositary Shares representing interests in the $25 liquidation preference of Public Preferred Stock, except that (i) if the Underwriting Alternative has not been consummated for any reason at or prior to the Effective Time with respect to the Depositary Shares, the Series A Debentures or the Series B Debentures, as the case may be, the total amount of each of Series A and Series B Debentures and Depositary Shares to be issued upon conversion of the Convertible Company Security shall be rounded upwards to the nearest integral multiple of $100, $100 and $25, respectively, (collectively, the "Convertible Company Security Adjustment") and the amount of cash payable shall be reduced by a corresponding amount so that the holder does not receive fractional Depositary Shares representing interests in the $25 liquidation preference of Public Preferred Stock, fractional Series A Debentures or fractional Series B Debentures (provided, however; if upon conversion of a Convertible Company Security the amount of cash to be received is less than the Convertible Company Security Adjustment, the total amount of each of Series A and Series B Debentures and Depositary Shares representing interests in the $25 liquidation preference of Public Preferred Stock shall be rounded downwards to the nearest integral multiple of $100, $100 and $25, respectively, and the amount of cash payable shall be increased by a corresponding amount so that the holder does not receive fractional Depositary Shares, fractional Series A Debentures of fractional Series B Debentures) and (ii) whether or not the Underwriting Alternative has been consummated at of prior to the Effective Time the total amount of New Shares issuable to each holder of Convertible Company Securities in respect of all Convertible Company Securities held by such holder shall be rounded upwards to the nearest whole New Share. Except as specifically provided in this Section 1.8, the Company shall not make any other adjustments to the terms of the Convertible Company Securities as a result of the issuance of the ESOP Preferred Stocks or the terms of the ESOP Preferred Stocks (including, without limitation, the dividend and conversion rights thereof).

SECTION 1.9    Form of Recapitalization Consideration.  Notwithstanding anything in Section 1.7 or 1.8 to the contrary, if the holder of an Option or a Convertible Company Security exercises such Option or Convertible Company Security at any time after either series of Debentures or the Public Preferred Stock has been redeemed, retired or repaid in full (the securities redeemed, retired or repaid hereinafter referred to as the "Retired Securities"), the holder of such Option or Convertible Company Security shall not be entitled to receive any Retired Securities but shall receive in lieu thereof an amount of cash equal to the principal amount (without premium regardless of whether a premium is paid at the time of redemption, retirement or repayment in full) or liquidation preference (without the amount of accrued dividends regardless of whether accrued dividends were paid at the time of redemption, retirement or repayment in full), as the case may be, of or represented by the Retired Securities that such holder otherwise would have received in respect of the exercise of such Option or Convertible Company Security.

SECTION 1.10    Additional ESOP Shares.   (a) As soon as practicable after the Measuring Date, the Company shall (x) contribute shares of Supplemental ESOP Preferred Stock to Part B of the ESOP and (y) provide an allocation of shares of Supplemental ESOP Preferred Stock on a book entry basis in a manner consistent with the allocation under the Supplemental ESOP, such that the aggregate number of shares under (x) and (y) is equal to a fraction of the Additional Shares (as defined in Section 1.10(b) below), which fraction shall be the First Year Fraction. All such shares shall be Supplemental ESOP Preferred. To the extent permissible under the limitations imposed by the Internal Revenue Code, .the shares determined under this subsection (a) shall be contributed to Part B of the ESOP, and the remaining shares shall be allocated under the Supplemental ESOP.

(b) "Additional Shares" shall mean the number of shares of ESOP Convertible Preferred Stock determined as the excess of (A) the product of (w) a fraction, the numerator of which is the Adjusted Percentage (as defined in Section 1.10(c) below) at the close of business on the Measuring Date, and the denominator of which is the excess of one over such Adjusted Percentage (expressed as a decimal), (x) the Fully-Diluted Shares (as defined in Section 1.10(d) below) at the close of business on the Measuring Date, (y) a fraction, the numerator of which is one, and the denominator of which is the Conversion Rate (as defined in Article FOURTH, Part II, Section 6.1 of the Restated Certificate), and (z) .9999, over (B) 17,675,345 , provided that the number of Additional Shares shall not be less than zero.

(c) "Adjusted Percentage" shall mean that percentage set forth under the heading "Adjusted Percentage" on the table set forth on Schedule 1.10 that corresponds to the Average Closing Price (as defined in Section 1.10(e) below) set forth under the heading "Average Closing Price" on such table, provided that if the Average Closing Price falls between two entries on the table, the Adjusted Percentage shall be determined by a straight-line interpolation between the two entries in the "Adjusted Percentage" column that correspond to the next lowest and next highest entries in the "Average Closing Price" column, rounded to the nearest 0.00000001%.

(d) "Fully-Diluted Shares" shall mean the sum of (i) the excess of (A) the aggregate number of New Shares outstanding immediately prior to the close of business on the Measuring Date over (B) the aggregate number of New Shares issued after the Effective Time other than upon exercise, conversion or exchange of Options or Convertible Company Securities, (ii) the aggregate number of New Shares issuable (whether or not from New Shares held in its treasury) upon the conversion of the Series A Preferred Stock outstanding immediately prior to the close of business on the Measuring Date, (iii) the aggregate number of New Shares issuable (whether or not from New Shares held in its treasury) upon the exercise, conversion or exchange immediately prior to the close of business on the Measuring Date of any other Convertible Company Securities with an exercise, conversion or exchange price equal to or less than the Old Share Equivalent Price (as defined in Section 1.10(t) below) and (iv) the aggregate number of New Shares that would be required to be issued by the Company (whether or not from New Shares held in its treasury) if all Options with an exercise price less than the Old Share Equivalent Price were exercised in full immediately prior to the close of business on the Measuring Date and the proceeds from such Option exercises are used by the Company to repurchase Recapitalization Consideration (in the open market at the Old Share Equivalent Price) to be delivered in connection with the Company's obligation to issue Recapitalization Consideration upon exercise of such Options.

(e) "Average Closing Price" shall mean the average of the product of (i) the Current Market Price (as defined in Section l.10(g) below) of a New Share for each Trading Day (as defined in Section 1.10(h) below) during the Measuring Period (as defined in Section 1.10(i) below) (or in case the New Shares are exchanged for or changed, reclassified or converted into stock, securities or other property (including cash or any combination thereof), whether or not of the Company, the Fair Market Value (as defined in Section 1.10(j) below) of such stock, securities or other property into which a New Share has been exchanged, changed, reclassified or converted) and (ii) the Conversion Rate in effect on such Trading Day.

(f) "Old Share Equivalent Price" shall mean the sum of (i) the product of (x) 0.5 and (y) the Average Closing Price of a New Share, (ii) either (a) the product of (x) 1.244 and (y) the average of the Current Market Price of a Depositary Share for each Trading Day during the Measuring Period or (b) if the Underwriting Alternative with respect to the Depositary Shares has been consummated, the Depositary Share Proceeds Amount, (iii) either (a) the product of (x) .1550 and (y) the average of the Current Market Price of a Series A Debenture for each Trading Day during the Measuring Period or (b) if the Underwriting Alternative with respect to the Series A Debentures has been consummated, the Series A Debenture Proceeds Amount, (iv) either (a) the product of (x) .1550 and (y) the average of the Current Market Price of a Series B Debenture for each Trading Day during the Measuring Period or (b) if the Underwriting Alternative with respect to the Series B Debentures has been consummated, the Series B Debenture Proceeds Amount and (v) $25.80.

(g) "Current Marker Price" of publicly traded New Shares or any other class or series of capital stock or other security of the Company or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such security is not listed or admitted for trading on the New York Stock Exchange, Inc. ("NYSE"), on the principal national securities exchange on which such security is listed or admitted for trading or quoted or, if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or, if such security is not quoted on such National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Directors of the Company.

(h) "Trading Day" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading or quoted on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading or quoted on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such National Market, in the applicable securities market in which the securities are traded.

(i) "Measuring Period" shall mean the period commencing on the day of the Effective Time and ending on the Measuring Date.

(j) "Fair Market Value" shall mean the average of the daily Current Market Prices of the security in question during the five (5) consecutive Trading Days before the earlier of the day in question and the "ex" date with respect to the issuance or distribution requiring such computation. The term "'ex' date," when used with respect to any issuance or distribution, means the first day on which the New Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price. With respect to any asset or security for which there is no Current Market Price, the Fair Market Value of such asset or security shall be determined in good faith by the Board of Directors of the Company.

SECTION 1.11 Underwriting Alternative. Prior to the date that is ten days after the date of the Company Proxy Statement, but at least seven days prior to the Announcement Date, the Company may elect to pursue the underwriting of (a) the Depositary Shares, (b) the Series A Debentures, (c) the Series B Debentures, or (d) any combination of the foregoing (referred to collectively herein as the "Underwriting Alternative"), provided that consummating an underwriting with respect to the Depositary Shares and/or either or both series of Debentures, as the case may be, shall be in lieu of issuing Depositary Shares or either or both such series of Debentures to holders ef Old Shares pursuant to Section 1.5 hereof, to holders of Options pursuant to Section 1.7 hereof and to holders of Convertible Company Securities pursuant to Section 1.8 hereof. If the Company elects the Underwriting Alternative, it may offer pursuant thereto approximately the amounts of Depositary Shares and/or Debentures which if the Underwriting Alternative were not elected would be issuable upon the exchange of all outstanding Old Shares in the Reclassification and upon exercise of Options and conversion of the Convertible Company Securities reasonably expected to be exchanged or converted in accordance with Sections 1.7 and 1.8 hereof (at the rate of $31.10 liquidation preference of Public Preferred Stock as represented by Depositary Shares, $15.55 principal amount of Series A Debentures and $15.55 principal amount of Series B Debentures per Old Share), which amounts shall be rounded up to produce aggregate amounts of Depositary Shares and Debentures of each series that are consistent with customary aggregate underwriting denominations. If it so elects to pursue the Underwriting Alternative, the Company shall use its best efforts to accomplish such underwritings, including selecting a managing underwriter or underwriters, filing registration statements with the SEC, and entering into a firm commitment underwriting agreement or agreements, provided, however, that the Company may elect to terminate the Underwriting Alternative at any time prior to the Effective Time. The Unions will cooperate and use their best efforts to facilitate the underwritings. The Underwriting Alternative will be effected in accordance with customary underwriting agreements which may reflect that, if the Company is advised by the managing underwriter or managing underwriters that the Public Preferred Stock (represented by Depositary Shares), Series A Debentures or Series B Debentures would be priced in excess of the Maximum Price applicable to such security (so that such security, if priced at the applicable Maximum Pricing, could only be sold at less than par), and is further advised that consistent with industry practice the Underwriting Alternative would be facilitated by the sale of such securities at or closer to par, the Company may reduce the amount of such securities to be sold and increase the dividend or interest rate above the applicable Maximum Pricing so that such securities may be sold at or closer to par, provided that the aggregate amount of dividends payable annually in respect of the Public Preferred Stock (represented by the Depositary Shares) to be sold, and the aggregate amount of interest payable annually in respect of either series of Debentures to be sold, that are priced above the applicable Maximum Pricing may not exceed the aggregate amount of dividends or interest payable annually in respect of such security at the applicable Maximum Pricing with respect to the amount of such securities as originally proposed to be offered. If the Underwriting Alternative with respect to the Depositary Shares and both series of Debentures is consummated, the amount of cash payable in respect of each Old Share shall equal the sum of (i) $25.80 per share and (ii) the gross proceeds (price to public without deducting any underwriting discount or other costs) received by the Company for each $31.10 liquidation preference of the Public Preferred Stock as represented by Depositary Shares in the appropriate underwriting (the "Depositary Share Proceeds Amount"), (iii) the gross proceeds (price to public without deducting any underwriting discount or other costs) received by United for each $15.55 principal amount of Series A Debentures in the appropriate underwriting (the "Series A Debenture Proceeds Amount") and (iv) the gross proceeds (price to public without deducting any underwriting discount or other costs) received by United for each $15.55 principal amount of Series B Debentures in the appropriate underwriting (the "Series B Debenture Proceeds Amount").

ARTICLE II   THE COMPANY AND UNITED   SECTION 2.1    Certificate of Incorporation.  As of the Effective Time, the certificate of incorporation of the Company shall be the Restated Certificate.

SECTION 2.2    Bylaws.    As of the Effective Time, the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in accordance with applicable law and the Restated Certificate, in form and substance as set forth in Schedule 2.2 (the "Restated Bylaws").

SECTION 2.3.   Directors and Officers.   Immediately prior to the Effective Time, the Company shall cause the persons identified on Schedule 2.3(i) to resign, as of the Effective Time, from the Board of Directors of the Company (which resignations, for purposes of all rights and benefits of such directors under all agreements, plans, policies and arrangements of the Company and United including those identified in the letter referred to in Section 5.11 hereof, shall be deemed to have occurred immediately following the Effective Time). From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable law, the Restated Certificate and the Restated Bylaws, or until their earlier death, resignation, disqualification or removal, the persons identified or described on Schedule 2.3(ii) shall constitute the entire Board of Directors of the Company (the "New Directors") and each shall serve in the classes and capacities identified in such Schedule. Except as provided in the two preceding sentences, or as otherwise provided in the Restated Certificate or in the Restated. Bylaws, the officers of the Company immediately prior to the Effective Time (other than the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice-President-Corporate Affairs and General Counsel of the Company (the "Retiring Executives")) shall be the officers of the Company from and after the Effective Time until their successors are duly elected or appointed and qualified or until their earlier death, resignation, disqualification or removal. The Retiring Executives shall retire from all positions with the Company and the Subsidiaries held by them effective at or immediately prior to the Effective Time and such retirement shall be treated as set forth in separate letter agreements to be entered into at or prior to the Effective Time among each Retiring Executive, on the one hand, and the Company and United, on the other hand, substantially in the form and substance provided to the Unions prior to the date hereof. Other than the Retiring Executives, no other officer of the Company or United may be terminated for a period of six months following the Effective Time unless such termination shall be approved, specifically as to such officer, by at least two of the New Directors identified as "Outside Public Directors" in Schedule 2.3(ii) and the Chief Executive Officer of the Company following the Effective Time. At the Effective Time, Gerald Greenwald or such other person as shall be proposed by the Unions prior to the Effective Time (and not found unacceptable by the Company) shall be appointed by the Board of Directors, subject to his being ready, willing and able to serve, as Chief Executive Officer of the Company and United. Such person as shall be proposed by the Chief Executive Officer and the Unions following the Effective Time (and approved in accordance with the provisions of Article FIFTH, Section 3.6.2 of the Restated Certificate) shall be appointed by the Board of Directors, subject to his/her being ready, willing and able to serve, as Chief Operating Officer of the Company and United. From and after the Effective Time, subject to the fiduciary duties of the Board of Directors, until the Termination Date the Company shall cause (i) the Chief Executive Officer of the Company to also be one of the Board's nominees to serve as a Management Public Director (as defined in the Restated Certificate) and (ii) the Chief Executive Officer of the Company to also serve as the Chief Executive Officer of United.

SECTION 2.4    United.    The Company shall take all appropriate actions such that, as of the Effective Time, the certificate of incorporation of United shall be amended to include the provision set forth in Schedule 2.4 hereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company represents and warrants to each of the Unions that: SECTION 3.1    Corporate Existence and Power.   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its assets and to carry on its business as now conducted except for licenses, authorizations, consents and approvals the absence of which would not have a Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means, individually or in the aggregate, any change or effect the consequence of which is materially adverse to (i) the condition (financial or otherwise), business, assets or results of operations of the Company and the Subsidiaries (as defined in Section 3.6), taken as a whole, from that in effect on the date of the Company's Annual Report on Form 10-K, dated March 11, 1994, for the fiscal year ended December 31, 1993, as amended by Form 10-K/A, dated March 15, 1994, as filed with the Securities and Exchange Commission and previously furnished to the Unions (the "1993 10-K") (except as otherwise specifically provided herein) or (ii) the Company's ability to effect any of the transactions constituting part of the Recapitalization, except for such changes or effects resulting from, or in connection with, (i) labor relations between the Company or its Subsidiaries, on the one hand, and employees represented by the Unions, on the other hand (including a strike or other disruption in the operations of the Company or its Subsidiaries, which shall not be regarded as a Material Adverse Effect) or (ii) matters disclosed in this Agreement or any Schedule, Exhibit or other attachment hereto. The Company has heretofore delivered to counsel to the Unions true and complete copies of the Company's Restated Certificate of Incorporation as currently in effect (the "Certificate of Incorporation"), bylaws and Rights Agreement (as defined in Section 3.5),:.each as currently in effect. There has been no change in or amendment of the Certificate of Incorporation or bylaws of the Company or, except as set forth in Section 5.6, the Rights Agreement since November 1, 1993. The Company is not in violation of any of the provisions of the Certificate of Incorporation or its bylaws.

SECTION 3.2    Corporate Authorization.   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for (w) any required approval by the Company's stockholders in connection with the consummation of the Shareholder Vote Matters (as defined in Section 5.2), (x) the approval by the Company's stockholders of amendments to each of the Company's 1981 Incentive Stock Program, 1988 Restricted Stock Plan and Incentive Compensation Plan, in form and substance as set forth on Schedule 3.2(i), Schedule 3.2(ii) and Schedule 3.2(iii), respectively (the "Company Plan Matters"), (y) the approval and ratification of the Company Plan Matters by the New Directors following the Effective Time and (z) approval by the Board of Directors of the Company of the filing of the Restated Certificate in accordance with the applicable provisions of Delaware Law, have been duly authorized by all necessary corporate action. Prior to the Effective Time, the Board of Directors of the Company shall approve the filing of the Restated Certificate in accordance with the applicable provisions of Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the Unions, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company has taken all necessary and appropriate actions so that the restrictions on "business combinations" contained in Section 203 of Delaware Law (i) will not apply with respect to or as a result of the Recapitalization, including, without limitation, the acquisition of the ESOP Preferred Stock by the ESOPs and (ii) will not apply prior to the Termination Date (as defined in Article FIFTH, Section 1.72 of the Restated Certificate) to "business combinations" (as defined in Section 203 of Delaware Law) involving the Company or any of its Subsidiaries, on the one hand, and the ESOP Trustee, the ESOPS or either of the Unions, on the other hand, which otherwise would be subject to Article FIFTH, Section 3.8 of the Restated Certificate. The Company has taken all appropriate action to establish each of the ESOPS effective not later than the Effective Time.

SECTION 3.3    Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or other action by or in respect of, or filing with or notification to, any governmental body, agency, official or authority other than (i) the filing of the Restated Certificate in accordance with Delaware Law; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act") and the TIA; (iv) any applicable filings with the United States Department of Transportation ("DOT"); and (v) actions or filings the absence of which would not have a Material Adverse Effect.

SECTION 3.4    Non-Contravention.   Except as set forth on Schedule 3.4, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, any Subsidiary, or, to the knowledge of the Company, any of the CRS Companies (as defined in Section 3.6), (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration (other than with respect to the acceleration of the exercisability of Options, the vesting of restricted stock of the Company or the payment of severance benefits) of any right or obligation of the Company, any Subsidiary or, to the knowledge of the Company, any of the CRS Companies, or to a loss of any benefit to which the Company, any Subsidiary or, to the knowledge of the Company, any of the CRS Companies, is entitled under. any provision of any agreement, contract or other instrument binding upon the Company, any Subsidiary or, to the knowledge of the Company, any of the CRS Companies, or any license, franchise, permit or other similar authorization held by the Company, any Subsidiary, or, to the knowledge of the Company, any of the CRS Companies, or (iv) result in the creation or imposition of any Lien (as defined below) on any asset of the Company, any Subsidiary, or, to the knowledge of the Company, any of the CRS Companies, which violations, defaults, rights of termination or Liens could have a Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of the representations and warranties relating to the CRS Companies that are qualified by the knowledge of the Company, "knowledge of the Company" shall mean the knowledge of the executive officers of the Company, United and Covia Corporation. There are no (i) consents from holders of Options nor (ii) amendments to the terms of Options or compensation plans or arrangements, that are necessary to give effect to the transactions contemplated by Section 1.7.

SECTION 3.5    Capitalization.    The authorized capital stock of the Company is set forth in the Certificate of Incorporation of the Company and consists of (i) 125,000,000 Old Shares and (ii) 16,000,000 shares of Preferred Stock, without par value, of which 1,250,000 hive been designated as Series C Junior Participating Preferred Stock ("Junior Preferred Stock") and are reserved for issuance upon exercise of the Rights (as defined in the Rights Agreement dated as of December 11, 1986 between the Company and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company), as amended (the "Rights Agreement")) and 6,000,000 have been designated as Prior Preferred Stock. As of March 22, 1994, there were outstanding (a) 24,570,539 Old Shares (including 119,643 unvested shares issued under the UAL 1988 Restricted Stock Plan), (b) 6,000,000 shares of Prior Preferred Stock (convertible into 3,833,866 Old Shares), (c) Rights to purchase 245,710 shares of Junior Preferred Stock, (d) Options to purchase an aggregate of 1,648,668 Old Shares (of which 13,927 have tandem stock appreciation rights held by former employees with an aggregate exercise price of $1,061,872.75 and of which Options 11,500 are held by ex-employees of the Company with vesting dates after the expiration of such Options pursuant to such ex-employees' severance agreements), and (e) $35,535,000 principal amount of Air Wis Convertible Debentures convertible into 140,134 Old Shares, of which $2,530,000 principal amount, convertible into 9,765 Old Shares, is held by Air Wis Services, Inc. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.5 and except for changes since March 1, 1994 resulting from the exercise of Options or the conversion of Convertible Company Securities, in each case outstanding on such date, there are outstanding no (w) shares of capital stock or other voting securities of the Company, (x) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company, (y) options, subscriptions, warrants or other rights, agreements, arrangements or commitments of any character to acquire from the Company or any Subsidiary any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, or (z) obligations of the Company or any Subsidiary to issue any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company (the items in clauses (w), (x), (y) and (z) being referred to collectively as the "Company Securities"). Except (i) as set forth above, (ii) for tax withholding and cashless exercise features of the Options and restricted stock, and (iii) for stock appreciation rights that do not become exercisable until September 1, 1994 and expire at the Effective Time, there are no obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities or make any payments based upon the value of any Company Securities.

SECTION 3.6    Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its assets and to carry on its business as now conducted (except for those the absence of which would not have a Material Adverse Effect) and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company, but shall in no event include the CRS Companies. A list of Subsidiaries and their respective jurisdictions of incorporation previously has been delivered to counsel to the Unions by the Company. Nothing in this Section 3.6 or Section 5.1 shall be deemed to prohibit the merger or other consolidation of immaterial wholly-owned Subsidiaries with or into the Company or any of its wholly-owned Subsidiaries (Covia Corporation being deemed material for the purpose of this sentence).

(b) Except for director qualifying shares and similar securities, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except for director qualifying shares and similar securities, there are outstanding no (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options, subscriptions, warrants or other rights, agreements, arrangements or commitments of any character to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities or make any payments based upon the value of any Subsidiary Securities.

(c) Each of Apollo Travel Services Partnership, a Delaware general partnership ("ATS"), Galileo Japan Partnership, a Delaware general partnership ("GJP"), and Galileo International Partnership, a Delaware general partnership ("GIP" and, together with ATS and GJP, collectively, the "CRS Companies") is a general partnership formed under the laws of the State of Delaware, is validly existing and in good standing under the laws of Delaware, and has all partnership power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its assets and to carry out its business as now conducted (except for those the absence of which would not have a Material Adverse Effect). The partnership agreement establishing each of the CRS Companies, together with _ all exhibits and amendments thereto has been provided to the Unions, and no Subsidiary that is party to either such partnership agreement is or has been in any manner in breach of, or in default under, any provision thereof, nor is the Company, United or any officer or director of either of them aware of any breach or default by any other party to either of such partnership agreements that would or could be reasonably expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.6(c), all of the outstanding ownership interests held by Covia Corporation, a Delaware corporation and wholly owned Subsidiary, of the CRS Companies are free and clear of any Lien other than as set forth in the partnership agreement with respect to such entity.

SECTION 3.7    Securities and Exchange Commission ("SEC") Filings. (a) The Company has delivered to counsel for each of the Unions (i) its Annual Reports on Form 10-K for its fiscal years ended December 31, 1993, 1992 and 1991, without exhibits, (ii) all of its Quarterly Reports on Form 10-Q filed with the SEC since December 31, 1992, without exhibits, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since December 31, 1992 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1992, without exhibits. The reports, statements and schedules referred to in the preceding sentence are all the documents (other than preliminary material and supplemental filings, excluding supplemental prospectuses) that the Company was required to file with the SEC since December 31, 1992. As of its filing date, all of such reports, statements and schedules,complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be.

(b) As of its filing date, no such report, statement or schedule filed pursuant to the 1934 Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) No such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

SECTION 3.8    Financial Statements.   The audited consolidated financial statements of the Company included in its Annual Reports on Form 10-K and the unaudited consolidated interim financial statements included in its Quarterly Reports on Form 10-Q referred to in Section 3.7 have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present (except as may be indicated in the notes thereto) the consolidated financial position -of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, immaterial year-end audit adjustments in the case of any unaudited interim financial statements).

SECTION 3.9.   Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy statement of the Company (the "Company Proxy Statement") (which also is the prospectus of the Company and United with respect to the New Shares, Depositary Shares, Public Preferred Stock, Redeemable Preferred Stock and Debentures to be issued in connection with the Recapitalization (the "Recapitalization Securities") and is to be included in the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the SEC by the Company under the 1933 Act and in the Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") to be filed with the SEC by the Company under the 1934 Act), and the registration statements to be filed with the SEC by the Company and United under the 1933 Act in connection with the underwriting described in Section 1.11 hereof (the "Underwriting Registration Statements") and any amendments or supplements to any of the foregoing documents will, when filed, when the Registration Statement and the Underwriting Registration Statements are declared effective by the SEC, at the time of the distribution thereof and at the time stockholders vote on the Shareholder Vote Matters comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

(b) At the time the Company Proxy Statement and Schedule 13E-3 or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders of the Company vote on the Shareholder Vote Matters, the Company Proxy Statement and Schedule 13E-3, as supplemented or amended, if applicable, will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of the Registration Statement and the Underwriting Registration Statements and any amendment or supplement thereto, at the time the same are declared effective by the SEC, at the time of any distribution under the Registration Statement and the Underwriting Registration Statements, at the time the stockholders of the Company vote on the Shareholder Vote Matters and at the Effective Time, such Registration Statement and Underwriting Registration Statements, as so amended or supplemented, will not be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement, Schedule 13E-3, Registration Statement and the Underwriting Registration Statements and at the time of any distribution thereof, such Company Disclosure Document will not be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9(b) will not apply to statements included in or omissions from the Company Disclosure Documents based upon information furnished to the Company in writing by either Union specifically for use therein.

SECTION 3.10    Absence of Certain Changes.    Except as disclosed in SEC filings referred to in Section 3.7 filed prior to the date hereof, since December 31, 1993, there has been no event, and no state of circumstances has existed, that has had or will, or could reasonably be expected to, have a Material Adverse Effect.

SECTION 3.11    Finders' Fees.    Except for First Boston and Lazard, whose fees will be paid by the Company, and as specifically contemplated herein, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of the Company, any Subsidiary or, to the knowledge of the Company, any CRS Company, who might be entitled to any fee or commission from the Company, either Union or any affiliate of either of them upon consummation of the transactions contemplated by this Agreement (other than in connection with the Underwriting Alternative), based upon arrangements made by or on behalf of the Company. .

SECTION 3.12.   Board Action.   The Board of Directors (i) has determined that the transactions contemplated hereby are fair to and in the best interest of the Company's stockholders, (ii) has approved the Reclassification, the Recapitalization and this Agreement, (iii) has approved the Company Plan Matters, subject to ratification by the Company's stockholders and the New Directors, and (iv) has resolved to recommend (subject to the provisions of Section 5.4) the approval and adoption of the Shareholder Vote Matters to the Company's stockholders at the Company Stockholder Meeting.

SECTION 3.13    Securities.   The Recapitalization Securities and the ESOP Preferred Stocks (and the New Shares into which the ESOP Preferred Stocks are convertible) to be issued pursuant to Sections 1.2, 1.3, 1.4, 1.6 and 1.10, when so issued in accordance with such Sections and the Registration Statement and the Underwriting Registration Statements, if applicable, will be duly authorized and validly issued and, in the case of such securities other than the Debentures, will be fully paid and nonassessable.

SECTION 3.14    Opinion of Financial Advisers.   The Company has received the respective oral opinions of First Boston and Lazard to the effect that, as of May 20, 1994, the consideration to be received in the Recapitalization by the Company's stockholders is fair to the Company's stockholders from a financial point of view, which opinions shall be confirmed in writing and delivered to each of the Unions promptly following receipt (the "Company Fairness Opinions").

SECTION 3.15    Vote Required.    The affirmative vote of a majority of the votes that holders of the outstanding Old Shares are entitled to cast is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Shareholder Vote Matters. The Shareholder Vote Matters are the only matters required to be approved by holders of capital stock of the Company in connection with the Recapitalization.

SECTION 3.16.   Limitations.    As of the date of this Agreement, the Company has no knowledge of any event or condition which would preclude it from taking any action necessary to consummate the transactions contemplated hereby.

SECTION 3.17.   Compliance with Status Quo.   The Company has complied in all material respects with its obligations contained in Sections 10 and 11 of that certain letter setting forth the principal terms of the Recapitalization, dated December 22, 1993, among the Company, the IAM and ALPA (the "Letter Agreement"), which apply to transactions entered into after December 22, 1993 and on or prior to March 15, 1994 (the "Status Quo Provisions"). Except as set forth on Schedule 3.17, neither the Company nor any of its Subsidiaries has taken any action that would have violated the Status Quo Provisions in any material respect had the Status Quo Provisions continued to remain in effect through the date hereof. Except as set forth on Schedule 5.1, the Company has not disclosed to the Unions any plans of the type referred to in Section 5.1 (e) since December 22, 1993.

SECTION 3.18    Rights Agreement.   The Board of Directors has taken all necessary action to amend the Rights Agreement, effective at or immediately prior to the Effective Time, in form and substance as set forth in Schedule 3.18 (the "Rights Amendment").

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE UNIONS

Each Union hereby severally, and not jointly, represents and warrants to the Company that: SECTION 4.1    Existence and Power.   Such Union is, in the case of ALPA, an unincorporated association organized and maintained for purposes of a labor association and the duly authorized representative of pilots employed by United under the Railway Labor Act, as amended (the "RLA"), and, in the case of the 1AM, is an incorporated association organized and maintained for purposes of a labor organization and is the duly authorized representative of employees employed by United as mechanics and related employees, ramp and stores employees, food service employees, dispatchers, and security officers, and has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.2    Authorization.    The execution, delivery and performance by such Union of this Agreement and the consummation by such Union of the transactions contemplated hereby (including the applicable Labor Agreement) are within the organizational powers of such Union and have been duly authorized by all necessary organizational action of such Union. This Agreement has been duly executed and delivered by such Union and, assuming due authorization, execution and delivery by the Company and the other Union, constitutes a valid and binding agreement of such Union, enforceable against such Union in accordance with its terms.

SECTION 4.3    Governmental Authorization.   The execution, delivery and performance by such Union of this Agreement and the consummation by such Union of the transactions contemplated by this Agreement require no consent, approval, authorization or other action by or in respect of, or filing with or notification to, any governmental body, agency, official or authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) any applicable filings with DOT, and (iii) actions or filings the absence of which would not, in the aggregate, have a material adverse effect on such Union or on the ability of such Union to perform its obligations under this Agreement.

SECTION 4.4    Non-Contravention   The execution, delivery and performance by such Union of this Agreement and the consummation by such Union of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of-such Union, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon such Union or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Union or to a loss of any benefit to which such Union is entitled under any agreement, contract or other instrument binding upon such Union, which defaults, terminations, cancellations, accelerations or losses, could individually or in the aggregate have a material adverse effect on such Union or on the ability of such Union to perform its obligations under this Agreement.

SECTION 4.5.   Disclosure Documents.   The information with respect to such Union that such Union furnishes to the Company in writing specifically for use in any Company Disclosure Documents, taken as a whole, will not be false or misleading with respect to any material fact of omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement and the Schedule 13E-3, at the time it or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time the stockholders vote on adoption of the Shareholder Vote Matters, (ii) in the case of the Registration Statement and each of the Underwriting Registration Statements, at the time it or any amendment is filed and is declared effective by the SEC and is distributed and, in the case of the Registration Statement, at the time the stockholders vote on the Shareholder Vote Matters and at the Effective Time, and (iii) in the case of any other Company Disclosure Document, at the time of the filing thereof and at the time of any distribution thereof.

SECTION 4.6    Finders' Fees    Except as previously disclosed to the Company in writing (and such other persons that such Union may have selected after the date hereof whose fees will be paid by such Union or the Company, subject, in the case of payment by the Company, to the terms of the Fee Letter (as defined in Section 10.4)) or as otherwise contemplated hereby or by their engagement letters, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company, such Union or any affiliate of either of them upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Union.

SECTION 4.7.   Limitations.    As of the date of this Agreement, such Union has no knowledge of any event or conditions which would preclude it from taking any action necessary to consummate the transactions contemplated hereby.

ARTICLE V   COVENANTS OF THE COMPANY   The Company agrees that: SECTION 5.1    Conduct of the Company.   From the date hereof until the Effective Time, without the consent of the Unions, the Company and its Subsidiaries shall, except as specifically provided in Article 1, Section 5.4 and Section 9.1(dxii) or on Schedule 5.1(i) or other Schedules, Exhibits or attachments hereto, conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, neither the Company nor any Subsidiary shall, without the prior written consent of the Unions, except as otherwise expressly provided in this Agreement:

  (a) issue, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition, pledge or other encumbrance of, any Company Securities or Subsidiary Securities other than pursuant to the exercise of options outstanding as of December 22, 1993 (or issued in accordance with the restrictions contained in Letter Agreement) under the Company's 1981 Incentive Stock Program or the issuance of Rights in connection with the issuance of Old Shares upon exercise of such options, or, with respect to securities of Subsidiaries, to the Company;

(b) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, or propose to purchase or otherwise acquire, any Company Securities or Subsidiary Securities, except repurchases of Company securities, (x) pursuant to employee stock purchase, stock option, stock grant or other employee arrangements or (y) pursuant to rules or requirements under the Employee Retirement Income Security Act of 1974, as amended;

(c) declare or pay any dividend or distribution on the Old Shares;

(d) (i) increase the compensation of any of its directors, officers or key employees, except in the ordinary course of business and consistent with past practice or pursuant to the terms of agreements or plans currently in effect; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit that is either not required or specifically permissible by any existing plan, agreement or arrangement to any director, officer or key employee, other than in the ordinary course of business and consistent with past practice; (iii)'commit itself to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee whether past or present, except in the ordinary course of business consistent with past practice; or (iv) except as required by applicable law, amend in any material respect any such plan, agreement or arrangement; provided that the foregoing shall not be deemed to restrict necessary and reasonable actions taken in connection with (aa) retention of personnel other than executive officers or (bb) promotions and new hires in the ordinary course of business consistent with past practice; provided, further. that nothing herein shall preclude the Company or any of its Subsidiaries from taking any action reasonably designed to permit any employee to realize vested benefits under any existing plan, agreement or arrangement referred to above;

(e) except in the ordinary course of business and consistent with past practice and except for refinancings or pursuant to existing plans of the Company disclosed to the Unions in writing prior to the date hereof (i) incur any material amount of long-term indebtedness for borrowed money or issue any material amount of debt securities (other than trade debt and commercial paper) or assume, guarantee or endorse the obligations of any other person except for obligations of wholly owned Subsidiaries; (ii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries or customary loans or advances to employees in amounts not material to the maker of such loan or advance); or (iii) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any lien thereupon, other than any purchase money mortgage or lien; or

(f) enter into any agreement or arrangement to do any of the foregoing.

 In addition, except as specifically provided in Section 5.4 and Section 9.1(d)(ii), from the date hereof until the Effective Time, without the prior written consent of the Unions, the Company and its Subsidiaries shall not take any action (i) which would violate or be inconsistent with the job protection provisions set forth in Section 1 and Letters 94-1 and 94-2 of the ALPA Labor Agreement (as defined below) or the job protection provisions of the IAM Labor Agreement (as defined below) set forth on Schedule 5.1(ii) as if all references to the date of signing, the date of the ALPA and IAM Labor Agreements, the date of ratification or the date of closing in such Labor Agreements (including all references therein to July 1, 1994, when intended to be the date of closing of such Labor Agreements) referred to the date of this Agreement or (ii) which, either alone or together with any matters entered into from December 22, 1993 through the date hereof, would be subject to Article FIFTH, Sections 3.1 through 3.5 of the Restated Certificate or (iii) except as provided in Section 5.7, to alter or amend the terms of any of the Company's Board of Directors' resolutions or any of its policies, practices, procedures or employee benefit plans (as described on Schedule 5.l(iii)) in any manner which would adversely affect the right or ability of the employees of the Company or United directly or indirectly to purchase equity securities of the Company.

The Flight Kitchen severance package described in paragraph 26 of Exhibit E-2 to the Letter Agreement shall be restored and benefits described in that paragraph shall be provided as if the condition described in paragraph 26, section 5(a) of Exhibit E-2 had been fully complied with. Any Food Service Agreement employee who can demonstrate that his or her job status at United was adversely affected by his or her detrimental reliance on United's March 16, 1994 announcement cancelling the Flight Kitchen LPP's will be entitled to receive a remedy from United for his or her actual contractual damages, if any. Any disagreement regarding entitlement to or the nature of such remedy may be submitted to the United-IAM System Board of Adjustment.

SECTION 5.2    Stockholder Meeting; Proxy Material.   Subject to receipt by the Company of updated Company Fairness Opinions from First Boston and Lazard to the effect that, as of the date of the Company Proxy Statement, the consideration to be received in the Recapitalization by the Company's stockholders is fair to the Company's stockholders from a financial point of view, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date on which the Registration Statement is declared effective by the SEC, for the purpose of voting on the approval and adoption of each of the Reclassification, the Restated Certificate, the election of four of the five initial Public Directors to the Board of Directors of the Company, the Recapitalization and the issuance of the ESOP Preferred Stock as part of the Recapitalization (such matters are collectively referred to as the "Shareholder Vote Matters") and the Company Plan Matters. The Shareholder Vote Matters shall be presented as a single proposal, or the effectiveness of each such matter shall be conditioned on the approval of all of such matters. Consistent with its obligations under Section 7.1, the Company shall be entitled to delay the Company Stockholder Meeting if the Company does not receive, as of the Announcement Date, updated Company Fairness Opinions from First Boston and Lazard to the effect that, as of the Announcement Date, the consideration to be received in the Recapitalization by the Company's stockholders is fair to the Company's stockholders from a financial point of view. Subject to Section 5.4, the directors of the Company shall recommend the approval and adoption of the Shareholder Vote Matters by the Company's stockholders and shall use its best efforts (as defined in Section 7.1) in soliciting such approval. Subject to Section 5.4, in connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will, subject to the effectiveness of the Registration Statement, thereafter mail to its stockholders as promptly as practicable, the Company Proxy Statement (including the information required by the Schedule 13E-3) and all other proxy materials for such meeting, (ii) will use its best efforts to obtain the necessary approvals by its stockholders of the Shareholder Vote Matters and (iii) will otherwise comply with all legal requirements applicable to such meeting. A reasonable period of time prior to the initial filing of (or the filing of any amendment of supplement to) any of the Company Proxy Statement, the Registration Statement, the Underwriting Registration Statements, the Schedule 13E-3 or any other Company Disclosure Document, the Company shall provide to each of the Unions, in accordance with the notice provisions contained in Section 10.1, a copy of the same. The Company shall provide the Unions with a reasonable opportunity to review and comment on each of such documents prior to such filing with a view toward the production and filing of mutually acceptable documents, subject to (1) the Company's responsibilities under applicable securities laws and (2) other applicable legal requirements.

SECTION 5.3    Access. Subject to the absence of a material breach of Section 6.1, from the date hereof until the Effective Time, the Company will give each Union, its counsel, financial advisors, auditors and other designated representatives reasonable access following reasonable notice during normal business hours (which access shall be coordinated through a person designated by the Company, which person (or another authorized person) shall be available during normal business hours) to the offices, employees, properties, books and records of the Company and the Subsidiaries, will furnish, if reasonably requested, to each Union, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information in connection with the Agreement and the transactions contemplated hereby as such persons may reasonably request and will instruct the Company's officers, employees, counsel and financial advisors to cooperate reasonably with each Union and each Union's counsel, financial advisors, auditors and other designated representatives in their investigation of the business of the Company and the Subsidiaries and to take such steps as may be reasonably requested by each Union and such counsel, advisors, auditors and other representatives to assist them in connection with the transactions contemplated by this Agreement; provided that no investigation pursuant to this Section shall affect any representation, warranty, covenant or agreement made by the Company to each Union under this Agreement. Each Union, its counsel, financial advisors, auditors and other designated representatives shall conduct themselves under this Section 5.3 so as not to interfere with the day-to-day operations of the Company.

SECTION 5.4    Other Potential Transactions.   The Company shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Unions or their advisors or the ESOP Trustee or its advisors) concerning any merger, sale of assets, sale of, or tender or exchange offer for, shares of capital stock or similar transaction, involving a change of control of the Company or all or substantially all of the assets of the Company (an "Acquisition"), except as set forth below. The Company may, directly or indirectly, furnish information and access, in each case in response to an unsolicited request therefor, to the same extent permitted by Section 5.3 hereof, to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any such transaction, if the entire Board of Directors of the Company (the "Board") (and, to the extent a director is a participant in an alternative Acquisition, the disinterested members of the Board) determine in their good faith judgment, upon advice of independent legal and financial advisors (who may be the Company's regularly engaged independent legal and financial advisors), that such action is required by their fiduciary duties. In addition, the Company's officers and other appropriate personnel may take such steps as are necessary or appropriate to provide the Board with sufficient information to make an informed decision concerning the matters described in the previous sentence and, if the Board so determines that such actions are required by their fiduciary duties, the Company may direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such entity or group which were the subject of such determination. Nothing herein shall prevent the Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the 1934 Act with respect to any tender offer or from making such other disclosure to shareholders or taking such other action which, in the judgment of the Board, upon advice of such counsel, is required by law to discharge any fiduciary duty imposed thereby.

SECTION 5.5    Notices of Certain Events.   The Company shall notify each Union of, and provide to each Union all relevant details relating to, and documentation submitted to or by the Company in respect of, (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement and (iii) any proposal for, or contacts and expressions of interest relating to, an Acquisition or other matter contemplated by Section 5.4 and action taken by the Company in respect thereof.

SECTION 5.6    Amendment of Rights Agreement.   The Company shall amend the Rights Agreement, effective immediately prior to the Effective Time, in accordance with the Rights Amendment and to provide that each outstanding share of ESOP Convertible Preferred Stock following the Effective Time, as well as each Available Unissued ESOP Share (as defined in Article FIFTH, Section 1.5 of the Restated Certificate), shall have associated with it and represent that number of Rights (as defined in the Rights Agreement) as would be associated with the number of New Shares into which the relevant share of ESOP Convertible Preferred Stock is then convertible and to cause such Rights to be exercisable by, and to cause separate certificates representing such Rights to be distributed to, and be separately transferable by, holders of shares of ESOP Convertible Preferred Stock (and Available Unissued ESOP Shares) at the time and upon terms substantially the same as those applicable to the holders of New Shares.

SECTION 5.7    Employee Benefit Plans.   The Company shall take such action to amend, in form reasonably satisfactory to each Union, the directed account plans and 401(k) plans maintained by the Company or United for the benefit of employees, and shall take all other reasonable action, so as to permit investment of the funds held thereunder at the individual direction of the beneficiaries of such plans to purchase the Company's common stock, preferred stock, Depositary Shares and/or debt securities in the open market, subject to rules and regulations under the 1934 Act. The Company shall take such action to amend the stock purchase plans maintained by the Company or United for the benefit of employees so as to require the distribution of the consideration received upon redemption of the Redeemable Preferred Stock in accordance with Section 1.3 to be received by such plans in the Reclassification, or the cash proceeds from the sale thereof, to participants, subject to applicable law. Consistent with existing Company policy with respect to purchases of Old Shares, the aforementioned plan amendments to the directed account plans and the 401(k) plans, and the stock purchase plans, shall permit employees of the Company and United following the Effective Time to acquire, in addition to amounts held in the ESOPs, the following securities: (X) up to the lesser of (i) 30% of the outstanding New Shares held by persons other than the ESOPs and (ii) 20% of the aggregate number of outstanding New Shares and New Shares issuable upon conversion of the ESOP Preferred Stock outstanding or issuable to Sections 1.6 or 1.10 hereof (including Available Unissued ESOP Shares) and (Y) except with respect to the stock purchase plan, up to (i) 20% of the outstanding Depositary Shares, (ii) 20% of the outstanding principal amount of Series A Debentures and (iii) 20% of the outstanding principal amount of Series B Debentures; subject to the following additional limits: (A) no employee group of the Company or its Subsidiaries (which, for this purpose, shall mean employees represented by each of ALPA, the IAM, and the AFA (as defined in Section 7.3) and the Salaried and Management Employees (as defined in Section 5.8(b)) (each, an "Employee Group") may individually acquire more than 10% of the outstanding shares or amount of any class of securities referred to in clause (X) and (Y) above through such plans; (B) in the case of the directed account plans, no Employee Group may individually acquire more than 2% of the outstanding shares or amount of any such class of securities in any monthly subscription period through such plans; (C) no Employee Group may individually acquire more than 2% of the outstanding New Shares held by persons other than the ESOPs (in addition to New Shares received in the Reclassification) through such plans during the six month period beginning at the Effective Time; and (D) no New Shares may be acquired through such plans during the six month period ending on the last day of the Measuring Period, as defined in Section 1.10.

The Company shall not be required to expand the scope of any third party indemnity in a manner adverse to the Company in order to implement the amendments referred to in clause (Y) above.

SECTION 5.8    Labor Agreements. (a) The Company shall cause United, at the Effective Time, to execute and deliver new collective bargaining agreements (or amendments to existing collective bargaining agreements) with each of ALPA and the IAM, each in form and substance as set forth on Schedules 5.8(i) and 5.8(ii), respectively. The agreement set forth on Schedule 5.8(i) is referred to herein as the "ALPA Labor Agreement," the agreements set forth on Schedule 5.8(ii) are collectively referred to herein as the "IAM Labor Agreement" and the ALPA Labor Agreement and the IAM Labor Agreement are collectively referred to herein as the "Labor Agreements."

(b) The Company shall also establish and cause United to establish appropriate employment terms for the employees of the Company and United who perform the functions currently performed by the salaried and management employees of the Company and United (including any functions which such group of employees begin performing in the future) (the "Salaried and Management Employees"), in form and substance as set forth on Schedule 5.8(iii), effective at the Effective Time. From and after the date hereof, the Company shall provide the Unions and their respective counsel, financial advisors, auditors and other representatives with the access and information necessary to confirm the Company's continuing implementation of the provisions of this Section 5.8(b).

SECTION 5.9    Solvency Letter.   The Company has retained American Appraisal Associates (the "Appraiser") to provide, at or prior to the Effective Time, opinion in writing to the Company and the Board substantially similar to the letter set forth on Schedule 5.9 (the "Solvency Letter"). If the Solvency Letter is delivered to the effect that sufficient surplus is available to permit the consummation of the Recapitalization consistent with Delaware Law, the Board shall take all lawful and appropriate action, effective as at the Effective Time, to revalue the Company's assets and liabilities to permit the consummation of the Recapitalization in accordance with Delaware Law.

SECTION 5.10    Other Transaction Documents.   The Company hereby agrees that at the Effective Time it will execute the form of employment agreement (the "Employment Agreement") between the Company and Gerald Greenwald in the form attached to the agreement (the "Retention Agreement") between the Unions and Gerald Greenwald providing for his employment by the Company from and after the Effective Time on the terms set forth in the Employment Agreement. The Comply hereby agrees from and after execution by Gerald Greenwald of the Employment Agreement at the Effective Time to perform all of its obligations, whether or not due and owing, under the Employment Agreement. The Retention Agreement may not be amended without the written consent of the Company. A true and correct copy of the Retention Agreement (with the attached form of the Employment Agreement) has been delivered by the Unions to the Company. In addition, immediately prior to the Effective Time, the Company shall execute and deliver (or shall have theretofore executed and delivered) the following documents and agreements: the Officers' Certificate relating to the Indenture, the Deposit Agreement, the initial ESOP Stock Purchase Agreement, the ESOP Trusts, the Exchange Agent Agreement, the Rights Amendment, the Class I Preferred Stock Subscription Agreement, the Class Pilot MEC Preferred Stock Subscription Agreement, the Class IAM Preferred Stock Subscription Agreement, the Class SAM Preferred Stock Subscription Agreement, a shareholders agreement with the initial Independent Directors in form and substance as set forth on Schedule 5.10 (i) (the "Class I Preferred Stock Shareholders Agreement"), a shareholder agreement with the holders of the Class SAM Preferred Stock in form and substance as set forth on Schedule 5.10(ii), and a First Refusal Agreement between the Company, the Unions and the SAM Director, in form and substance as set forth on Schedule 5.10(iii) (collectively, the "Closing Agreements").

SECTION 5.11    Certain Agreements.   Without limiting in any respect the Company's and United's rights or obligations under any other agreement, arrangement or understanding to which it is a party, the Company specifically confirms, and shall cause United to confirm, their respective obligations under the employee and director benefit plans, agreements, policies and arrangements maintained by the Company and/or United or to which the Company and/or United is a party, in each case as in effect on the date hereof (subject to revision in accordance with Section 5.1), identified in a letter to the Unions dated the date hereof (the "Officer and Director Arrangements"); provided, that the provisions of this Section 5.11 (a) shall be subject to Section 5.1 prior to the Effective Time and (b) shall not restrict the Company's or United's ability to terminate, revise or replace any Officer and Directors Arrangements after the Effective Time so long as such action does not reduce or otherwise adversely affect rights of any beneficiary under any such Officers and Directors Arrangements that the Company or United is obligated to provide following the Effective Time without his or her consent.

ARTICLE VI   COVENANTS OF EACH UNION   Each Union agrees that:

SECTION 6.1    Confidentiality.

 (a) Prior to the Effective Time and after any termination of this Agreement, each Union agrees that, except as provided herein, it will not at any time after its receipt of any Confidential Information (as defined below), directly or indirectly, divulge to any person or entity any of the Confidential Information or any information, report, analysis, compilation, study, interpretation, forecast, record or other material prepared by such Union or its Representatives (as defined below) (including, if maintained in some written or other form, in whatever form maintained, whether documentary, computer storage or otherwise) containing, in whole or in part, any Confidential Information. "Confidential Information" shall include all confidential written or oral information concerning the Company and the Subsidiaries furnished to such Union in connection with the transaction contemplated by this Agreement, except to the extent that such information does not include information which is or becomes (i) generally available to the public other than as a result of disclosure by a Union or its Representatives in violation of this Agreement, (ii) was available to a Union or one of its Representatives on a non-confidential basis prior to its disclosure to them by the Company or (iii) known or available to a Union or' its Representatives on a non-confidential basis from a source (other than the Company) who, insofar as is known to such Union or its Representatives after due inquiry, is not prohibited from transmitting the information to such Union or its Representatives by a contractual, legal or fiduciary duty. The term "person" shall be broadly interpreted to include, without limitation, any individual, corporation, company, unincorporated association, partnership, group or other entity.

(b) Each Union shall limit access to the Confidential Information to its officials and Representatives who in the reasonable judgment of such Union need to know the Confidential Information for purposes of participating in making decisions concerning, or advising it with respect to, the Confidential Information ("informed officials and Representatives"). Disclosure of Confidential Information may be made only to officers, directors, employees, accountants, counsel, consultants, advisors and agents of one of the Unions who executes a Confidentiality Statement (a "Representative"), in the form attached either to this Agreement as Schedule 6.1 or as an attachment to a confidentiality agreement between the Company and such Union entered into prior to the date hereof (a "Confidentiality Statement"). An executed original of each such Confidentiality Statement shall be provided to the Company by the Union obtaining it. Each Union and its Representatives tray discuss with the informed officials and Representatives of each other Union the Confidential Information which such Union has been provided pursuant to this Agreement or any prior confidentiality agreement between the Company afar such Union relating to the Confidential Information provided that such Confidential Information shall continue to be subject to this Agreement and any other applicable confidentiality agreement. In all events, each Union shall be responsible for any actions by its Representatives which are not in accordance with the provisions hereof and of any Confidentiality Statement executed by a Representative but shall not be responsible for such actions of any informed official or Representative of the other Union. ..

(c) In the event that a Union, its Representatives or anyone to whom a Union or its Representatives supply Confidential Information are requested or required through legal process (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any Confidential Information, the Union will, upon learning of such request or requirement, (i) immediately notify the Company of the existence, terms and circumstances surrounding such a request, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, furnish only that portion of the Confidential Information which, in the opinion of the Union's legal counsel, it is legally compelled to disclose and cooperate with any action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(d) Except in respect of any Confidential Information that is in this Agreement (or may in the future be) the subject of an express representation by the Company, (i) neither the Company nor its employees, agents, affiliates or representatives (collectively hereinafter referred to as the "Company Representatives") makes any express or implied representation as to the accuracy or completeness of the Confidential Information and (ii) each Union and its Representatives agree that neither the Company nor any Company Representative shall have any liability to such Union or its Representatives resulting from the use by such Union or its Representatives of Confidential Information. So long as neither Union is in material breach of its obligations under this Section 6.1, nothing in this Section 6.1(d) is intended to limit Section 5.3.

(e) Each Union hereby acknowledges that it is aware, and that it will advise its Representatives who are informed in accordance with the terms of this Agreement, as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer due to the receipt of Confidential Information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities due to the receipt of Confidential Information.

(f) Each Union expressly acknowledges that (i) the preservation of the confidentiality of the Confidential Information has highly important commercial significance for the Company and (ii) its unauthorized disclosure could have serious and irreparable adverse commercial, financial and legal consequences for the Company. It accordingly agrees that the Company shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Section, in addition to any other remedy to which the Company may be entitled, at law or in equity or pursuant to this Agreement.

(g) Each Union and its Representatives hereby acknowledge that the Confidential Information is being furnished to them solely in connection with a review in connection with the transactions contemplated by this Agreement and analysis of the Company's business and financial condition and none of such Unions or their Representatives shall use the Confidential Information other than in connection with such review and analysis and potential responses thereto made directly to the Company (which may be discussed among and be made by the Unions). No right or license, express or implied, under any patent, copyright, trademark, trade secret, or other proprietary right in the Confidential Information is granted hereunder by United to a Union or its Representatives.

(h) Each Union will keep a record of the location of the Confidential Information. If the Agreement is terminated prior to the Effective Time, each Union agrees for itself and for its Representatives who reviewed the Confidential Information, to return to the Company or destroy all documents reflecting the Confidential Information and to certify in writing to the Company that such documents have been so returned or destroyed.

SECTION 6.2    Labor Agreements.   Such Union shall execute and deliver, at the Effective Time, the relevant Labor Agreement.

SECTION 6.3    No Public Director Nominations.   Such Union shall not, directly or indirectly, nominate or cause to be nominated any individual for election as an Outside- Public Director (as defined in Article FIFTH, Section 2.3 of the Restated Certificate) of the Company; provided, however, that any such nomination by an employee of the Company or United, acting in his or her individual capacity as a shareholder of the Company, shall not be deemed to violate this Section 6.3 so long as such nomination was not made with the advice, support, or assistance of any officer of such Union.

SECTION 6.4    Independent Director Vacancies.  The Unions agree to use their best efforts to cause any Independent Director vacancy resulting after the Effective Time promptly to be filled in accordance with Article FIFTH, Section 4.1.6 of the Restated Certificate.

ARTICLE VII
COVENANTS OF EACH OF THE UNIONS
AND THE COMPANY

The parties hereto agree that: SECTION 7.1    Best Efforts.   Subject to the terms and conditions of this Agreement, including Section 5.4, each party (a) will use its best efforts, and will cause all of its directors, officers and advisors retained by such party to use their best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations that may be necessary or useful, to consummate the transactions contemplated by this Agreement and (b) will, and will cause its directors, officers and advisors retained by such party to, refrain from taking any actions detrimental to or inconsistent with the foregoing. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against the same and respond thereto. As used in this Agreement, the term "best efforts" shall mean efforts of a type that a prudent person desirous of achieving a result would use in similar circumstances in seeking to achieve such result reasonably promptly in light of the Outside Termination Date (as defined in Section 9.1); provided, however, that a party required to use its best efforts under this Agreement will not be required to take actions that would not normally be taken by the parties in similar circumstances or that would result in a materially adverse change in the benefits intended to be conferred upon such party pursuant to this Agreement and the transactions contemplated hereby.

SECTION 7.2    Certain Filings.   The Company and each of the Unions shall cooperate with one another (a) in connection with any preparation of the Company Disclosure Documents, the Company Proxy Statement, the Schedule 13E-3, the Registration Statement and the Underwriting Registration Statements, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, permits, licenses and franchises, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents, the Company Proxy Statement, the Schedule 13E-3, the Registration Statement or the Underwriting Registration Statements, and seeking timely to obtain any such actions, consents, approvals or waivers. As soon as practicable after the date hereof, the Company shall, in accordance with Section 5.2, (a) file with the SEC the Company Proxy Statement, the Schedule 13E-3 and the Registration Statement, (b) obtain and furnish the information required to be included therein, (c) after consultation with each Union, respond promptly to comments made by the SEC with respect to the Company Proxy Statement, the Schedule 13E-3 and Registration Statement and any preliminary version thereof and (d) cause the Registration Statement to become effective and the Company Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date. Prior to the effective date of the Registration Statement, the Company shall obtain all necessary state securities laws or "blue sky" permits and approvals required to carry out the Recapitalization and the transactions contemplated by this Agreement.

SECTION 7.3    Participation.    If,prior to the Effective Time, the Association of Flight Attendants ("AFA") agrees to provide, in the sole judgment of the Company, an investment equal to $416 million (present value in January 1994 dollars for a five year AFA mainline investment and a twelve year AFA Competitive Action Plan (as defined in Schedule 1.1) investment and assuming semi-annual payments, first period not discounted, and annual discount rate of 10%) then, provided that the parties hereto agree upon all aspects of the AFA's participation in the transactions contemplated hereby (e.g. governance provisions set forth in Schedule 1.1, ESOP provisions set forth in Section 1.6 and related schedules) other than the matters described in clauses (i) and (ii) below, the parties hereto shall revise all applicable documents such that (i) the employee investment period with respect to ALPA, IAM and salaried and management employees shall be reduced by nine months; and (ii) 12.62% of the ESOP Preferred Stock otherwise to be allocated to ALPA-represented employees, IAM-represented employees and Salaried and Management Employees (the "Allocated Shares") shall be made available for allocation to the AFA-represented employees, such that after such allocation, 40.4% of the Allocated Shares shall be allocated to ALPA-represented employees, 32.44% of the Allocated Shares shall be allocated to the IAM-represented employees, 14.54% of the Allocated Shares shall be allocated to the Salaried and Management Employees and 12.62% of the Allocated Shares shall be allocated to the AFA-represented employees.

ARTICLE VIII   CONDITIONS TO THE RECAPITALIZATION   SECTION 8.1    Conditions to the Obligations of Each Party.   The obligation of the Company to file the Restated Certificate at the Effective Time pursuant to Section 1.1 and the obligations of each of the Unions to enter into the Labor Agreements at the Effective Time are subject to the satisfaction of the following conditions: (i) the Shareholder Vote Matters shall have been approved and adopted by the stockholders of the Company in accordance with the Certificate of Incorporation and Bylaws of the Company and in accordance with Delaware Law;

(ii) any applicable waiting period under the HSR Act relating to the Recapitalization shall have expired or been terminated;

(iii) the Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or governmental proceedings seeking a, stop order;

(iv) all material actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Recapitalization shall have been obtained;

(v) the New Shares issuable as part of the Recapitalization (including New Shares issuable upon conversion of the ESOP Preferred Stock and upon conversion of the Convertible Company Securities) shall have been authorized for listing on the NYSE subject to official notice of issuance;

(vi) there shall have been no change in Delaware Law enacted or any applicable decision of a court of competent jurisdiction decided after the date hereof and prior to the Effective Time that would cause the Restated Certificate or Restated Bylaws to fail to comply in any material respect with the applicable provisions of Delaware Law;

(vii) the ESOP Trustee shall have received the written opinion of Houlihan, Lokey, Howard & Zukin to the effect that, as of the Effective Time, the acquisition of the ESOP Preferred Stock pursuant to Section 1.6(d) hereof by the ESOPs is fair, from a financial point of view, to the ESOP participants;

(viii) the Board of Directors of the Company shall have received the Solvency Letter; and

(ix) (A) there shall not be instituted or pending any action, proceeding, application, claim, or counterclaim by any United States federal, state or local government or governmental authority or agency, including the DOT, before any court or governmental regulatory or administrative agency, authority or tribunal, which (x) restrains or prohibits or is reasonably likely to restrain or prohibit the making or consummation of, or is reasonably likely to recover material damages or other relief as a result of, the Recapitalization, or the receipt by holders of the Old Shares of the full amount of the Recapitalization Consideration, or restrains or prohibits or is reasonably likely to restrain or prohibit the performance of, or is reasonably likely to recover material damages or other relief as a result of, this Agreement or any of the transactions contemplated hereby or (y) prohibits or limits or seeks to prohibit or limit the ownership or operation by either Union, the ESOP Trustee, any of the ESOPs or any participant therein of all or any substantial portion of the capital stock, business or assets of the Company or any of its Subsidiaries or compels or seeks to compel either Union, the ESOP Trustee, any of the ESOPs or any participant therein to dispose of or hold separate aA or any substantial portion of the capital stock, business or assets of the Company or any of its Subsidiaries or imposes or seeks to impose any material limitation on the ability of either Union, the ESOP Trustee, any of the ESOPs or any participant therein, to conduct such business or own such assets, (B) there shall not have been instituted or be pending any action, proceeding, application, claim or counterclaim by any other person, before any such body, that is reasonably likely to result in any of the consequences referred to in clauses (A)(x) or (A)(y) above, and (C) there shall not be any United States federal, state or local statute, rule, regulation, decree, order or injunction promulgated, enacted, entered, or enforced by any United States federal, state or local government agency or authority or court, that has any of the effects referred to in clauses (A)(x) or (A)(y) above;

(x) all conditions to the obligations of the parties to the Closing Agreements to consummate such transactions shall have been satisfied or are capable of being satisfied concurrently upon the occurrence of the Effective Time;

(xi) the Closing Agreements shall be legal, valid and binding agreements of the Company and the other parties thereto from and after the Effective Time, enforceable against the Company and such other parties in accordance with their terms; and

(xii) Gerald Greenwald (or such other person as shall be proposed by the Unions prior to the Effective Time and not found unacceptable by the Company) shall be ready, willing and able to assume the office of Chief Executive Officer of the Company and United.

 SECTION 8.2    Conditions to the Obligations of each of the Unions.    The obligations of each of the Unions to enter into the Labor Agreements at the Effective Time are subject to the satisfaction of the following further conditions:

  (i) the Company shall have performed, both individually and collectively, in all material respects all of its covenants, agreements or other obligations hereunder required to be performed by it at or prior to the Effective Time; and

(ii) the representations and warranties of the Company set forth in this Agreement shall be true and correct, both individually and- collectively, in all material respects at and as of the Effective Time as if made at and as of such time; provided that the representations and warranties of the Company set forth in Section 3.10 and each representation and warranty of the Company set forth in this Agreement that is qualified by a "materiality" or similar standard (including, Material Adverse Effect), shall be true in all respects (taking into account all "materiality" and similar qualifications (including; Material Adverse Effect) contained in such representation or warranty) at and as of the Effective Time, as if trade at and as of such time.

 SECTION 8.3    Conditions to the Obligations of the Company.   The obligation of the Company to file the Restated Certificate at the Effective Time pursuant to Section 1.1 is subject to the satisfaction of the following further conditions:

  (i) Each Union shall have performed, both individually and collectively, in all material respects all of its covenants, agreements or other obligations hereunder required to be performed by it at or prior to the Effective Time;

(ii) the representations and warranties of the Unions set forth in this Agreement shall be true and correct, both individually and collectively, in all material respects at and as of the Effective Time as if made at and as of such time; provided that each representation and warranty of the Unions set forth in this Agreement that is qualified by a "materiality" or similar standard shall be true in all respects (taking into account all "materiality" and similar qualifications contained in such representation or warranty) at and as of the Effective Time, as if made at and as of such time;

(iii) the Board of Directors of the Company shall have received the written opinions of each of First Boston and Lazard, each dated as of the Announcement Date, confirming their earlier opinions, to the effect that the Recapitalization is fair from a financial point of view to the holders of Old Shares; and

(iv) the Labor Agreements shall have been executed and delivered by the Unions and shall be in full force and effect as of the Effective Time.

(v) the Board of Directors of the Company shall have received the written opinions of Skadden, Arps, Slate, Meagher & Flom to the effect that (A) when issued, all New Shares, all Depositary Shares and all shares of Public Preferred Stock represented thereby will be duly authorized, validly issued, fully paid and nonassessable, (B) the revaluation of the Company's and United's assets contemplated by Section 5.9 hereof may be effected in connection with the Recapitalization consistent with Delaware Law, (C) when issued, the Debentures will be validly issued and enforceable obligations of United, (D) the consummation of the transactions contemplated by Section 1.6(d) hereof will not result in a non-exempt prohibited transaction under Section 4975(c)(1) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or Section 406(a) of the Employee Retirement Income Security Act of 1974, (E) the Recapitalization and Reclassification will not result in the recognition of income, gain or loss to the Company for United States federal income tax purposes and (F) the contributions made by the Company to the ESOPs and, assuming the Company has sufficient earnings and profits, the dividends paid on the ESOP Preferred Stock that, in each case, are used to repay the debt evidenced by the ESOP Note issued in connection with the transactions contemplated by Section 1.6(d) hereof will be deductible under Section 404 of the Internal Revenue Code;

(vi) the Company shall have determined that it is reasonably likely to have sufficient earnings and profits such that, based on the opinion of counsel described in Section 8.3(v)(F) above, the dividends paid on the ESOP Preferred Stock that are used to repay the debt evidenced by the ESOP Note issued in connection with the transactions contemplated by Section 1.6(d) hereof are reasonably likely to be deductible under Section 404 of the Internal Revenue Code; and

(vii) the Company shall have determined that the Company will be reasonably likely to have sufficient surplus (whether revaluation surplus or earned surplus) or net profits under Delaware Law to permit the legal payment of dividends on the ESOP Preferred Stock and the Public Preferred Stock when due.

ARTICLE IX           TERMINATION   SECTION 9.1    Termination.    This Agreement shall terminate and the Recapitalization shall be abandoned (notwithstanding any approval of the Shareholder Vote Matters by the stockholders of the Company, any legal action or otherwise) if the Effective Time shall not have occurred by 11:59 p.m. on August 31, 1994 (the "Outside Termination Time"). In addition, this Agreement may be terminated and the Recapitalization may be abandoned at any time prior to the Outside Termination Time and prior to the Effective Time (notwithstanding any approval of the Shareholder Vote Matters by the stockholders of the Company):

  (a) by mutual written consent of each of the Unions and the Company; (b) by either of the Unions or the Company if (i) the stockholders of the Company shall not have approved the Shareholder Vote Matters at the Company Stockholder Meeting; or (ii) any court of competent jurisdiction in the United States or other United States federal, state or local governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Recapitalization and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by either Union if (i) the Board shall have withdrawn or modified in a manner materially adverse to such Union its approval or recommendation of the Recapitalization or the Shareholder Vote Matters or shall have recommended, or shall have failed to recommend against, another Acquisition, (ii) the Board shall have resolved to do any of the foregoing, (iii) the Company shall have breached, either individually or collectively, in any material respect any of its material representations, warranties, covenants or other agreements contained in this Agreement, (iv) any person shall have acquired "beneficial ownership" (as defined in the Rights Agreement) or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 15% of the then outstanding Old Shares, or shall have become an "Acquiring Person" under the Rights Agreement, or (v) there shall have occurred a "Share Acquisition Date" or "Distribution Date" under the Rights Agreement; or

(d) by the Company if (i) either Union shall have breached, either individually or collectively, in any material respect any of its material representations, warranties, covenants or other agreements contained in this Agreement or (ii) the Board, in accordance with Section 5.4, shall have withdrawn or modified in a manner adverse to either Union its approval or recommendation of the Recapitalization or shall have recommended another Acquisition, or shall have resolved- to do any of the foregoing.

 SECTION 9.2    Termination of Status Quo.    If the Effective Time shall not have occurred on or before the earlier of expiration of four months following the date of the filing by the Company of the preliminary Company Proxy Statement with the SEC and August 31, 1994, the Company may, by written notice to each of the Unions, terminate its obligations under Section 5.1 of this Agreement; provided that the Company's right to so terminate its obligations under Section 5.1 shall not be available in the event the Company's failure to fulfill any obligation under this Agreement has been the cause of or resuited in the failure of the Effective Time to occur on or before such date. In the event the Company elects to terminate its obligations under Section 5.1 in accordance with the preceding sentence, either of the Unions may terminate this Agreement.

SECTION 9.3    Effect of Termination.   Except as provided in the next sentence, if this Agreement is terminated pursuant to Section 9.1 or 9.2, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 6.1, 9.3 and 10.4 shall survive the termination hereof. Notwithstanding the preceding sentence, if the failure of the Effective Time to occur on or prior to the Outside Termination Date results directly from either (i) a material breach of a specific material representation or warranty contained in this Agreement by one of the parties hereto under circumstances where the breaching party had actual knowledge at the date of this Agreement that such representation or warranty was materially false or misleading or (ii) a material breach of a specific material covenant (a breach described in clause (i) or (ii), as modified by proviso (A) hereto, being called a "Willful Breach"), and one of the other parties hereto has established, as determined by a court of competent jurisdiction, that such Willful Breach has occurred, the breaching party shall be liable to the other parties hereto for proximate and provable damages resulting from such Willful Breach (which shall include the reasonable fees and expenses of such non-breaching parties, including reasonable attorney's fees and expenses, incurred in connection with the transactions contemplated hereby other than in connection with any litigation or other dispute between or among parties hereto); provided (A) to the extent that the material breach of a specific material covenant is not determinable solely by an objective fact (e.g. any best efforts obligation or requirement of reasonableness) such breach shall be actionable hereunder only if the breaching party knew (or demonstrated reckless disregard for whether) its action or failure to act was in violation of such covenant; and (B) such calculation of damages shall not include consequential or punitive damages and shall be the sole and exclusive remedy of the non-breaching parties in the event of a Willful Breach. With respect to a Willful Breach, "knowledge" (or any corollary thereof) or "reckless disregard" shall mean the knowledge or reckless disregard of the senior executives or officials of the Company and United or the Unions, as the case may be, each of whom shall conclusively be deemed to have read this Agreement.

ARTICLE X       MISCELLANEOUS   SECTION 10.1    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including telex or similar writing) and shall be given, if to ALPA, to:

  UAL-MEC/ALPA

6400 Shafer Court

Suite 700

Rosemont, IL 60018

Telephone: (708) 292-1700

Telecopy: (708) 292-1760

Attention: Captain Roger D. Hall

 and copies to:,

  Paul, Weiss, Rifkind, Wharton & Garrison

1285 Avenue of the Americas

New York, NY 10019

Telephone: (212) 373-3000

Telecopy: (212) 757-3990

Attention: Stuart I. Oran, Esq.

 and to:

  Cohen, Weiss and Simon

330 West 42nd Street

New York, NY 10036

Telephone: (212) 563-4100

Telecopy: (212) 695-5436

Attention: Stephen Presser, Esq.

 If to IAM, to:

  International Association of Machinists and Aerospace Workers Machinists Building 1300 Connecticut Avenue Washington, D.C. 20036 Telephone: (202) 857-5200 Telecopy: (202) 331-9076 Attention: William L. Scheri

IAM Local 1487

321 Allerton Avenue

San Francisco, CA 94080

Telephone: (415) 873-0662

Telecopy: (415) 873-1676

Attention: Ken Theide

 and copies to:

  Taylor Roth Bush & Geffner

3500 W. Olive, Suite 1100

Burbank, CA 91505

Telephone: (818) 973-3200

Telecopy: (818) 973-3201

Attention: Robert A. Bush, Esq.

Lowenstein Sandler Kohl Fisher & Boylan

65 Livingston Avenue

Roseland, New Jersey 07068

Telephone: (201) 992-8700

Telecopy: (201) 992-5820

Attention: Peter H. Ehrenberg, Esq.

 If to the Company to:

  UAL Corporation

1200 E. Algonquin Road

Elk Grove Township, Illinois 60007

Telephone: (708) 956-2400

Telecopy: (708) 952-4683

Attention: Stephen M. Wolf and

Lawrence M. Nagin, Esq. with a copy to:

  Skadden, Arps, Slate, Meagher & Flom

919 Third Avenue

New York, NY 10022

Telephone: (212) 735-3000

Telecopy: (212) 735-2000

Attention: Peter Allan Atkins, Esq.

 or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when received by the addressee using the facsimile number specified in this Section, as evidenced by an automated confirmation receipt from the sending facsimile machine or (ii) if given by any other means, when delivered at the address specified in this Section.

SECTION 10.2    Survival.    The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The agreements of the parties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time unless expressly provided in such agreement (it being understood that, without limiting the survival of any other agreements contained herein the survival of which is expressly provided for in such agreement, the following agreements shall survive the Effective Time: Sections 1.2, 1.3, 1.5, 1.6, 1.7, 1.8, 1.9, 1.10, 2.3, 2.4, clause (iii) of the last sentence of Section 5.1, 5.7, 5.8(b), 5.10, 5.11, 6.3, 6.4, 10.2 and 10.4) (all such surviving agreements being referred to herein as the "Express Agreements"). Except with respect to any Collective Bargaining Agreement (as defined in the Restated Certificate) and the Express Agreements, from and after the consummation of each of the transactions contemplated to take place at or about the Effective Time, each of the parties hereto (in their capacities as such) fully releases, discharges, waives, and renounces (collectively "Releases") any and all claims, controversies, demands, rights, disputes and causes of action it may have had at or prior to the Effective Time against, and agrees not to initiate any suit, action or other proceeding involving, each of the other parties hereto, its officials, officers, directors, employees, accountants, counsel, consultants, advisors and agents and, if applicable, security holders relating to or arising out of this Agreement or the transactions contemplated hereby (including, but not limited to, matters contemplated under Section 5.11 and matters involving claims, controversies, demands, rights, disputes or cause of action based on securities laws, ERISA, common law tort theory or any other similar bodies of law); provided that the foregoing Releases shall not apply to any claims, controversies, demands, rights, disputes and causes of action arising from and after the Effective Time (and based on facts and circumstances arising from and after the Effective Time) under any of the documents, instruments or transactions entered into, filed or effected in connection with the Recapitalization (other than this Agreement, to the extent provided in this Section 10.2).

SECTION 10.3    Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time (including, without limitation, an amendment to this Agreement to extend the Outside Termination Time) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and each Union or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no amendment to or waiver of an Express Agreement shall be effective against a person entitled to enforce such Express Agreement pursuant to Section 10.8 unless agreed to in writing by such person; and provided, further, that after the adoption of the Shareholder Vote Matters by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders if and to the extent such approval is required by Delaware Law, alter or change (i) the amount or kind of consideration to be received in connection with the Recapitalization, (ii) any term of the Restated Certificate or (iii) any of the terms or conditions of this Agreement if such alteration or change would materially adversely affect the holders of any shares of capital stock of the Company.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.4    Fees and Expenses; Indemnification.

(a) Except as provided in the fee letter agreement, dated the date hereof, among the Company and the Unions (the "Fee Letter"), or hereafter agreed by the parties in writing or as set forth in this Section, all fees, costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such fee, cost or expense. The parties agree that the fees, costs and expenses of the Deadlock Firm and the Solvency Firm shall be paid by the Company. The Company represents and agrees that the fees of its principal financial and legal advisors to be incurred by the Company in connection with the transactions contemplated by this Agreement other than fees in connection with the underwriting described in Section 1.11 hereof shall not exceed $25 million.

(b) Upon the occurrence of a Triggering Event (as defined below), the Company shall promptly pay to or at the direction of the Unions any amounts the Company would otherwise have been required to pay pursuant to the Fee Letter had the Effective Time occurred at the time of the occurrence of such Triggering Event. Such amounts shall be exclusive of any amounts paid or payable pursuant to indemnification or contribution arrangements. For purposes of this paragraph (b), "Triggering Event" shall mean the occurrence of each of the following: (i)(A) following the public announcement of a proposal for an Acquisition, either the stockholders of the Company shall not have approved the Shareholder Vote Matters at the Company Stockholder Meeting or (B) the Board shall have withdrawn or modified in a manner materially adverse to the Unions its approval or recommendation of the Recapitalization or the Shareholder Vote Matters or shall have recommended, or failed to recommend against, another Acquisition; (ii) subsequent to the stockholder or Board action referred to in clause (i) above, this Agreement shall have been terminated by the Company pursuant to Sections 9.1(b)(i) or 9.1(d)(ii) or by either Union pursuant to Sections 9.1(b)(i) or 9.1(c)(i); and (iii) within 12 months of the termination of the Agreement in accordance with clause (ii) above, an Acquisition shall have been consummated.

(c) All amounts payable by the Company to either Union under this Section 10.4 shall be paid directly to such Union or directly to persons designated in writing by such Union as such Union may specify.

(d) To the extent that the Company shall make payments to, or on behalf of, either Union under this Section 10.4 and such Union is reimbursed by another source (or otherwise receives a refund of the amount paid), such Union shall return such amounts to the Company to the extent of such reimbursement (or refund).

(e) The Company (the "Indemnitor") shall indemnify the Unions, their controlling persons, and their respective directors, trustees, officers, partners, affiliates, agents, representatives, advisors and employees (a "Union Indemnified Person") against and hold each Union Indemnified Person harmless from any and all liabilities, losses, claims, damages, actions, proceedings, investigations or threats thereof (all of the foregoing, and including expenses (including reasonable attorneys' fees, disbursements and other charges) incurred in connection with the defense thereof, except as set forth below, being referred to as "Liabilities") based upon, relating to or arising out of the execution, delivery or performance of this Agreement or the transactions contemplated hereby (including, without limitation, the underwriting described in Section 1.11 hereof); provided, however, that the Indemnitor shall not be liable in any such case to the extent that any such Liability arises out of any inaccurate information supplied by any such Union Indemnified Person specifically for inclusion in the proxy materials related to such transactions or any other filings made by the Company or any Union Indemnified Person with any federal or state governmental agency in connection therewith (including without limitation the prospectuses relating to the underwriting described in Section 1.11 hereof) or if any such Liability is finally judicially determined, not subject to further appeal, to have resulted from bad faith, willful misconduct or negligence on such Union Indemnified Person's part. Notwithstanding anything to the contrary contained herein, "Liabilities" shall not include any losses, claims, damages or expenses (including attorneys' fees, disbursements and other charges) based upon, relating to or arising out of any action, claim, proceeding, investigation or threat thereof (i) brought by a Union against the other Union, (ii) brought by any employee of the Company or a subsidiary of the Company, as such, represented by a Union or any member of a Union (whether or not an employee of the Company or a subsidiary of the Company), in his or her capacity as such, if, and only if, the underlying action, claim, proceeding or threat is made against (1) his or her Union or (2) against the other Union, (iii) brought by any Union or any Union Indemnified Person against the Company or any controlling persons, directors, officers, partners, agents, representatives, advisors or employees of the Company (a "Company Related Person") or by the Company or any Company Related Person against any Union or Union Indemnified Person or (iv) which arise primarily as a result of acts by a Union Indemnified Person following the Effective Time.

(f) In connection with the Indemnitor's obligation to indemnify for expenses as set forth above in subsection (e) of this Section, the Indemnitor further agrees to reimburse each Union Indemnified Person for all such expenses (including reasonable attorneys' fees, disbursements and other charges) as they are incurred by such Union Indemnified Person, provided, however, that if a Union Indemnified Person is reimbursed hereunder for any such expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined, not subject to further appeal, that the Union Indemnified Person is not entitled to indemnification by reason of the proviso clause in the first sentence or the last sentence of subsection (e) of this Section. The Company shall not be required to reimburse any Union Indemnified Person for the reasonable attorney's fees, disbursements or other charges of more than one counsel (plus local counsel, if appropriate), or of more than one counsel (plus local counsel, if appropriate) for any one Union (together with Union Indemnified Persons who are controlling persons, directors, officers, partners, affiliates, agents, representatives, advisors and employees of such Union) who can be represented by common counsel so long as no conflict of interest or different or additional colorable defenses are reasonably believed by such Indemnified Persons to exist between or among them relative to the claims asserted.

(g) Promptly after receipt by a Union Indemnified Person of notice of any claim or the commencement of any action, proceeding or investigation in respect of which indemnity or reimbursement may be sought as provided in this Section, such Union Indemnified Person will notify the Indemnitor in writing of the receipt or commencement thereof, but the failure to so notify shall not relieve the Indemnitor from any obligation or liability which it may have pursuant to this Section or otherwise except to the extent that the Indemnitor is materially prejudiced thereby. In case any such action, proceeding or investigation is brought or threatened against a Union Indemnified Person, the Indemnitor will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel selected by the Indemnitor and approved by the Union Indemnified Person (such approval not to be unreasonably withheld). After notice from the Indemnitor to such Union Indemnified Person of its election to assume the defense thereof, the Indemnitor will not be liable to such Union Indemnified Person for any legal expense subsequently incurred for services rendered by any other counsel retained by such Union Indemnified Person in connection with the defense unless such Union Indemnified Person, in the opinion of its counsel, has colorable defenses which are different from or in addition to defenses available to the Indemnitor or the Indemnitor has an interest which conflicts with the interests of such Union Indemnified Person and which makes separate representation advisable, in which event all legal expenses of such Union Indemnified Person (subject to the last sentence of subsection (f) above) shall continue to be paid by the Indemnitor. Notwithstanding. Section 10.4(f), the indemnification provided for in this Section 10.4 shall include reimbursement for all expenses (including reasonable attorneys' fees, disbursements and other charges) incurred by Union Indemnified Persons to enforce their rights under this Section 10.4. The Indemnitor shall not settle any action, claim, proceeding or investigation which is the subject of this Section 10.4 without the prior written approval of the Union Indemnified Person (such approval not to be unreasonably withheld), unless such settlement involves solely the payment of money and the Indemnitor is not contesting any right of a Union Indemnified Person to receive. indemnification hereunder. References to Union Indemnified Persons shall in all cases include the controlling persons, directors, officers, affiliates, agents, representatives, advisors and employees of each Union Indemnified Person.

(h) If the indemnification provided for in this Section 10.4 is finally judicially determined, not subject to further appeal, to be unavailable to a Union Indemnified Person, then the Indemnitor shall, in lieu of indemnifying such Union Indemnified Person, contribute to the amount paid or payable in respect of any Liability by such Union Indemnified Person in such proportion as shall be fair and equitable after taking into account the relative benefits received by the parties, the relative fault of the parties and such other equitable considerations as any court of competent jurisdiction shall determine. For purposes of the preceding sentence, the benefits received by a Union Indemnified Person that is an advisor shall not be deemed to exceed the amount of fees payable to such Union Indemnified Person. The rights accorded to the Indemnified Persons under this Section 10.4 shall be in addition to any rights that any Union Indemnified Person may have at common law, by separate agreement or otherwise.

(i) All rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its Subsidiaries (collectively, the "Company Indemnified Persons") as provided in the Company's Certificate of Incorporation or By-laws or other agreements or arrangements, or articles of incorporation or by-laws (or similar documents) or other agreements or arrangements of any Subsidiary as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Effective Time and shall continue in full force and effect. In addition, the Company shall provide, for a period of not less than six years following the Effective Time, for directors' and officers' liability insurance for the benefit of directors and officers of the Company immediately prior to the Effective Time with respect to matters occurring at or prior to the Effective Time by electing, in its sole discretion, one of the two alternatives set forth below (which election shall be reported to the Unions prior to the Effective Time): (i) maintain for a period of not less than six years following the Effective Time, the current policies of directors' and officers' liability insurance with respect to matters occurring at or prior to the Effective Time, provided that in satisfying its obligation under this clause (i), the Company shall not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid for the policy year ending during calendar year 1994, which amount has been disclosed to the Unions or (ii) purchase, prior to the Effective Time, run-off coverage for the benefit of directors and officers of the Company immediately prior to the Effective Time for matters occurring at or prior to the Effective Time, which coverage shall provide for a separate insurance pool for such directors and officers of at least $75 million in coverage, provided, that in satisfying the obligations under this clause (ii), the Company shall not pay in excess of an amount set forth in a letter previously delivered by the Company to counsel to the Unions. The Company shall also maintain for a period of not less than six years following the Effective Time, the current fiduciaries' liability insurance with respect to matters occurring at or prior to the Effective Time.

SECTION 10.5   Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto. In the event the Company or any of its successors, transferees or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties or assets to any transferee or (iii) engages in any similar transaction with any person, then, as a condition to the consummation of such transaction, proper provision shall be made so the successor, transferee or assignee of the Company pursuant to such transaction assumes the obligations of the Company set forth in each of the Express Agreements.

SECTION 10.6    Governing Law.    This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of laws principles thereof. The parties agree that this Agreement (including the Schedules and other attachments hereto), other than Schedules 1.6(a)(i), 1.6(a)(ii), 1.6(a)(iii), 1.6(a)(iv), 5.8(i) and 5.8(ii) (to the extent such Schedules relate to employees of the Company and its Subsidiaries represented by the Unions), shall not be subject to the jurisdiction of any System Board of Adjustment under the Railway Labor Act.

SECTION 10.7    Counterparts; Efectiveness.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

SECTION 10.8   Parties in Interest.    This Agreement shall be binding upon and inure solely, other than the provisions of Section 10.4, to the-benefit of the parties hereto, and, except for the Express Agreements, nothing in the Agreement, express or implied, is intended to confer upon any other person any rights, benefits or remedies. With respect to the Express Agreements, the agreements set forth in the following Sections are for the benefit of, and may be enforced by, the following parties: Sections 1.2, 1.3, 1.5, 6.3 and 6.4: the holders of New Shares; Section 1.7: holders of Options; Section 1.8: holders of Company Convertible Securities; Sections 2.3 (other than the last sentence thereof) and 5.11: officers and directors of the Company prior to the Effective Time; the first sentence of Section 5.8(b): the ESOP Trustee; the first sentence of Section 5.10: Gerald Greenwald; Section 10.4(c)-(h): Union Indemnified Persons; and Section 10.4(i): Company Indemnified Persons.

SECTION 10.9    Specific Performance.   Prior to the Effective Time or the termination of this Agreement, the parties agree that in the event a Willful Breach is established by a court of competent jurisdiction, the other parties hereto shall be entitled to specific performance of the terms hereof which were the subject of such Willful Breach; provided, however, in no event shall such remedy of specific performance in any way extend or modify the Outside Termination Date. The parties acknowledge that in the event of a Willful Breach, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. No other remedy shall be available prior to the Effective Time or the termination of this Agreement except that the remedy of damages shall be available if such remedy (including the amount of damages) would be available after termination pursuant to the terms of Section 9.3 hereof.

SECTION 10.10    Entire Agreement.   Except as otherwise explicitly set forth in this Agreement, or in other writings signed concurrently herewith, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UAL CORPORATION

By  /S/   STEPHEN M. WOLF

Name:  Stephen M. Wolf

Title:  Chairman and Chief

Executive Officer

 AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

By  /S/   ROGER D. HALL

Name:  Roger D. Hall

Title:   Chairman, UAL-MEC

INTERNATIONAL ASSOCIATION OF MACHINISTS AND AEROSPACE WORKERS

 By  /S/   KEN THIEDE
Name:    Ken Thiede
Title:    President and General Chairman, District Lodge 141 </HTML>
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